Exhibit 10.25

Execution Version

LOAN AGREEMENT [37138]

dated as of December 20, 2013

among

MSN 37138 LTD.,

as Borrower,

BNP PARIBAS, NEW YORK BRANCH,

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE,

and

NORDDEUTSCHE LANDESBANK GIROZENTRALE,

as Lenders,

and

BNP PARIBAS, NEW YORK BRANCH,

as Agent

[*] Portions of this exhibit have been omitted pursuant to a Confidential Treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

i

5.15	Taxes	46
5.16	Subordination	46
5.17	No Prejudice of Interest	46
5.18	Remarketing	47
5.19	Accounts	48

Section 6. Events of Default		49
6.1	Events of Default	49

Section 7. Miscellaneous		50
7.1	Amendments and Waivers	50
7.2	Notices and Accounts	51
7.3	No Waiver; Cumulative Remedies	51
7.4	Survival of Representations and Warranties	52
7.5	Payment of Expenses and Taxes	52
7.6	Successors and Assigns	52
7.7	Counterparts	53
7.8	Severability	53
7.9	Integration	54
7.10	GOVERNING LAW	54
7.11	SUBMISSION TO JURISDICTION; WAIVERS	54
7.12	Service of Process	54
7.13	Indemnification for Judgment Currency	54
7.14	Acknowledgments	55
7.15	Performance by Lender of the Borrower’s Obligations	55
7.16	Confidentiality	55

Section 8. Appointment of Agent		56
8.1	Notice of Event of Default	56
8.2	Action upon Instructions	56
8.3	Indemnification	56
8.4	No Duties Except as Specified in this Agreement or Instructions	57
8.5	Notices, Etc.	57
8.6	Appointment of Agent; Acceptance of Duties	57
8.7	Absence of Duties	57
8.8	No Segregation of Moneys	57
8.9	Reliance; Agent; Advice of Counsel	58
8.10	Resignation of Agent; Appointment of Successor	58
8.11	Applicable KYC Checks	59

Section 9. Broker’s Commission		59

ii

EXHIBITS

EXHIBIT A	-	Form of Borrowing Notice
EXHIBIT B	-	Amortization Schedule
EXHIBIT C	-	Form of Transfer Certificate
EXHIBIT D	-	Form of Note
EXHIBIT E	-	Permitted States of Registration

SCHEDULES

SCHEDULE I	-	Commitments

SCHEDULE II	-	Approvals, Filings and Recordings

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of December 20, 2013, is by and among MSN 37138 LTD., an exempted company organized and existing under the laws of the Cayman Islands (the “Borrower”); BNP PARIBAS, acting through its New York Branch, LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE and NORDDEUTSCHE LANDESBANK GIROZENTRALE, as lenders (in such capacity, together with their respective successors and permitted assigns, the “Lenders”); and BNP PARIBAS, acting through its New York Branch, in its capacity as agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Agent”).

The parties hereto hereby agree as follows:

Section 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account”: as defined in Section 2.2(b).

“Account Bank”: HSBC Bank plc, London.

“Account Security Agreement”: that certain Account Security Agreement, dated on or prior to the Advance Date, between the Borrower and the Security Trustee, together with the notice of charge to the Account Bank and the acknowledgement of charge from the Account Bank.

“Acknowledgement of Assignment”: each acknowledgement contemplated under the Lease Security Assignment.

“Advance Date”: the date on or prior to the Final Commitment Date (or such later date as the Borrower and the Agent may agree in writing) on which the Loan is advanced to the Borrower.

“Affiliate”: with respect to any Person, any other Person who, directly or indirectly, controls or is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“After-Tax Basis”: on a basis such that any payment required to be paid on such basis shall, if necessary, be supplemented by a further payment so that the sum of the two payments, after reduction by the amount of all Taxes imposed by reason of the receipt or accrual of such payments (and determined after taking into account any current reduction in Unindemnified Taxes actually realized as a result of such payments or the event or circumstance giving rise thereto), shall be equal to the payment so required.

“Agent”: as defined in the preamble to this Agreement.

“Agreement”: this Loan Agreement.

“Aircraft”: that 2011 vintage Boeing 777F aircraft bearing manufacturer’s serial number 37138, equipped with two GE90-110B1L engines, as more fully described in Security Agreement Supplement No. 1.

“Airframe”: as described in Security Agreement Supplement No. 1.

“All Lenders Agreement”: the All Lenders Agreement dated on or prior to the Advance Date among the Lenders, the Junior Lenders, the Related Senior Lenders, the Related Junior Lenders and the Security Trustee.

“Aviation Authority”: the Civil Aviation Authority of Belgium, and thereafter each other Governmental Authority having jurisdiction over the registration, airworthiness and/or operation of the Aircraft, and any successors thereto, respectively.

“Applicable Margin”: 1.90% per annum.

“Associated Rights”: as defined under the Cape Town Treaty.

“Basel III”: the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Basic Agreements”: this Agreement, the Notes, the Security Documents, the Intercreditor Agreement, the All Lenders Agreement, the Bill of Sale, the Lease, the Sublease, the Lease Guarantee, the Notices of Assignment, the Acknowledgements of Assignment, the Warranty Assignments (as defined in the Lease Novation) and the Fee Letter, together with all notices, consents, certificates and other documents from time to time issued or entered into by the Borrower, the Borrower Parent and/or the Guarantor pursuant to or in connection with any of the foregoing.

“Bill of Sale”: the full warranty bill of sale for the Aircraft executed by the Prior Owner in favor of the Borrower.

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Parent”: AAWW International 2 Inc.

“Borrower Person”: the Borrower, the Borrower Parent and the Guarantor.

“Business Day”: any day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to be closed in New York, New York, or London, England.

“Cape Town Convention”: the Convention on International Interests in Mobile Equipment concluded in Cape Town on November 16, 2001.

“Cape Town Law”: the Cape Town Convention Law, 2009 of the Cayman Islands.

“Cape Town Treaty”: the Cape Town Convention, together with and as modified by the Protocol.

“Change in Law”: (a) the adoption, or coming into effect, of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law, but in respect of which compliance by banks or other financial institutions in the relevant jurisdiction is customary) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the implementation or application of, or compliance with, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof, and (ii) the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies to Basel III (together, the “Financial Reforms”), shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented, but only to the extent that the relevant impact of such Financial Reforms was not known to the relevant Lender as of the date of this Agreement.

“Code”: the U.S. Internal Revenue Code of 1986, as amended.

“COF Lenders”: BNP Paribas and any other Lender which funds its Loan on an Interest Period by Interest Period basis, provided that any such other Lender would only become a COF Lender if such other Lender sends a written notice to such effect to the Agent and the Borrower. For the avoidance of doubt, neither Landesbank Hessen-Thüringen Girozentrale nor Norddeutsche Landesbank Girozentrale is a COF Lender.

“Collateral”: the Aircraft and all other collateral described in the Local Mortgage, the Security Agreement, the Share Charge, the Account Security Agreement and the Lease Security Assignment (which shall in any event include the Aircraft, the Engines, the Technical Records and the Lease and the rights of the Borrower under all policies of insurance (other than liability insurance) relating to the Aircraft), excluding in each case, however, Excluded Payments.

“Commitment”: the obligation of each Lender party to this Agreement on the date hereof to make its Loan to the Borrower hereunder in the amount equal to that set forth opposite its name on Schedule I.

“Competitor”: an aircraft operating lessor, an airline, any other commercial aircraft operator, freight forwarder, Person engaged in the business of parcel transport by air, any Affiliate of the foregoing or any Person that any Borrower Person is prohibited by any Requirement of Law from transacting business with.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Declaration of Joint and Several Liability”: the declaration of joint and several liability issued by the Lessee Guarantor in compliance with Article 403, Book 2 of the Dutch Civil Code.

“Default”: any of the events specified in Section 6.1, whether or not any requirement for the giving of notice, the passage of time, or both, has been satisfied.

“Default Rate”: 2% plus LIBOR plus the Applicable Margin, calculated on the basis of a 360-day year and actual number of days elapsed.

“Engine Manufacturer”: General Electric Company.

“Engines”: as described in the Security Agreement (including the Security Agreement Supplements thereto), and “Engine” shall mean any of such Engines, as the context may require.

“Event of Default”: any of the events mentioned in Section 6.1, provided that any requirement for the giving of notice, the passage of time, or both, has been satisfied.

“Excluded Payments”: (i) indemnity payments paid or payable to or in respect of the Borrower, any other Borrower Person or their Affiliates, successors and permitted assigns and their respective directors, officers, shareholders, employees, servants and agents pursuant to Clause 19 of the Lease and Clause 11 of the Sublease, (ii) proceeds of public liability insurance or third party legal liability insurance in respect of the Aircraft or an Engine payable as a result of insurance claims made, or losses suffered, by the Borrower, any other Borrower Person or their Affiliates, successors and permitted assigns and their respective directors, officers, shareholders, employees, servants and agents, which are payable directly to or in respect of the Borrower, any other Borrower Person or their Affiliates, successors and permitted assigns and their respective directors, officers, shareholders, employees, servants and agents, respectively, for their own account, and (iii) the right to enforce the payment of any amount described in clauses (i) and (ii) above including by enforcing the Lease Guarantee).

“Excluded Taxes”: Taxes (other than sales, use, value added and similar Taxes) imposed on or measured by gross or net income, gross receipts, profits, or gains of the relevant Indemnitee or franchise taxes (imposed in lieu of net income taxes) imposed on the relevant Indemnitee, in each case, by reason of a present or former connection of such Indemnitee with the jurisdiction of the taxing authority imposing such Taxes (other than connections arising from such Indemnitee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Basic Agreement, or sold or assigned an interest in any Loan or Basic Agreement) and U.S. Federal Withholding Taxes imposed under FATCA.

“Expenses”: any and all liabilities, obligations, losses, damages, penalties, claims (including, but not limited to, negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, out-of-pocket costs, expenses and disbursements (including legal fees, costs of investigation of whatsoever kind and nature and expenses and all costs and expenses relating to amendments, supplements, waivers and consents to and under the Basic Agreements).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter”: the fee letter dated on or about the date hereof between the Borrower and the Agent.

“Final Commitment Date”: March 31, 2014; provided, however, that if the Final Commitment Date is not a Business Day, then the Final Commitment Date shall be the next succeeding Business Day.

“Final Maturity Date”: November 22, 2023; provided, however, that if the Final Maturity Date is not a Business Day, then the Final Maturity Date shall be the next following Business Day unless such Business Day falls in the next calendar month, in which case the Final Maturity Date shall be the preceding Business Day.

“Fixed Interest Rate”: the sum of the Mid Swap Rate, the Swap Credit Spread and the Applicable Margin, as determined pursuant to Section 2.5(b) and set forth in the second paragraph of each Note, calculated on the basis of a 360-day year and actual number of days elapsed.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising taxing, executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including international and multi-national agencies and commissions.

“Guarantor”: Atlas Air Worldwide Holdings, Inc.

“Guarantee”: that certain Guarantee [37138] dated on or prior to Advance Date by the Guarantor in favor of the Lenders, the Security Trustee, the Agent, the Junior Loan Agent and the Junior Lenders, as guaranteed parties.

“Increased Costs”: as defined in Section 2.11.

“Indemnified Taxes”: any Taxes other than Excluded Taxes and Unindemnified Taxes.

“Indemnitee”: as defined in Section 2.12.

“Intercreditor Agreement”: that certain Intercreditor Agreement [37138] dated on or prior to the Advance Date among the Lenders, the Loan Agent, the Junior Lenders, the Junior Loan Agent and the Security Trustee.

“Interest Period”: the period commencing on and including the Advance Date and ending on but excluding the first Payment Date, and thereafter, each successive period commencing on and including the last day of the immediately preceding Interest Period and ending on and excluding the next succeeding Payment Date.

“International Interest”: an interest created or provided for in the Airframe or any Engine pursuant to or arising in connection with any Basic Agreement from time to time where that interest would qualify as an “international interest” as defined in the Cape Town Treaty.

“International Registry”: the registry established pursuant to the Cape Town Treaty.

“Junior Lenders”: any or all, as the context may require, of the “Lenders” referred to in the Junior Loan Agreement.

“Junior Loan Agent”: Investec Bank plc.

“Junior Loan”: the “Loan” as defined in the Junior Loan Agreement.

“Junior Loan Agreement”: the Loan Agreement [37138] dated as of the date hereof by and among the Borrower, the Junior Lenders and the Junior Loan Agent.

“Lease”: that certain Aircraft Lease Agreement dated 25 May 2011 between the Prior Owner, as lessor, and the Lessee, as lessee, in relation to the leasing of the Aircraft by the Prior Owner to the Lessee, as amended by a Lease Amendment Agreement dated 14 October 2013, as novated by the Prior Owner to the Borrower pursuant to an aircraft operating lease novation agreement (the “Lease Novation”) in the approved form between the Prior Owner, the Lessor and the Lessee.

“Lease Event of Default”: an “Event of Default” under (and as defined in) the Lease.

“Lease Guarantee”: a guarantee from the Lessee Guarantor in favor of the Borrower in form and substance satisfactory to the Lenders and the Agent.

“Lease Novation”: as defined in the definition of “Lease”.

“Lease Receivables Account”: an account of the Borrower at the Account Bank or such other account with another financial institution in the United States or the European Union identified by the Borrower to the Agent, all of which shall be subject to the lien created by the Security Agreement and an account security agreement in substantially the form of the Account Security Agreement, in each case into which all payments due to the Borrower under the Lease (other than Supplemental Rentals and Excluded Payments) will be made.

“Lease Security Assignment”: that certain Lease Security Assignment [37138] dated on or prior to the Advance Date between the Borrower and the Security Trustee.

“Lender”: as defined in the preamble to this Agreement.

“Lenders’ Rate”: as defined in Section 2.5(b)(1).

“Lessee”: TNT Transport International B.V.

“Lessee Guarantor”: TNT Express N.V.

“Lessee Person”: the Lessee, the Lessee Guarantor, the Sublessee, any sub-sublessee or any other user of the Aircraft, any Person in possession of the Aircraft or any part thereof and any affiliate, transferee, successor or assign of any of the foregoing (other than the Security Trustee, the Agent or any Lender).

“Lessor Liens”: as defined in the Lease.

“LIBOR”: in relation to any three-month or other relevant period, the rate for deposits in Dollars for such period which appears on the Reuters Page LIBOR01 (or any successor page) as of 11:00 a.m. London time on the second London Business Day before the first day of the relevant period; provided that if such rate does not appear on the Reuters Page LIBOR01 (or any successor page), LIBOR shall mean the rate for deposits of an amount comparable to the relevant amount in Dollars for that period determined to be the arithmetic mean (rounded upwards to the nearest four decimal places) of the rates offered at or about 11:00 a.m. London time on the second London Business Day before the first day of the relevant period by at least two Reference Banks.

“Liquidity Breakage”: the amount equal to all losses incurred by a Lender (other than a COF Lender) as a result of unwinding its arrangements entered into to reserve Liquidity Costs. Any calculation by such Lender shall be conclusive; provided, that such Lender will furnish to the Borrower an officer’s certificate from a duly authorized officer stating that Liquidity Breakage has been incurred and listing the Liquidity Breakage amount, and the specification of such amount in such officer’s certificate shall be deemed a certification by such Lender that the determinants for calculating the Liquidity Breakage were based on its treasury-assessed liquidity costs as at the applicable dates.

“Liquidity Costs”: the rate expressed as a percentage per annum representing the cost to a Lender (other than a COF Lender) above LIBOR of funding its portion of the Loan from the Advance Date until the Final Maturity Date, such rate to be determined no later than two (2) Business Days prior to the Advance Date.

“Loan”: as defined in Section 2.1.

“Local Mortgage”: that certain Pledge Agreement, dated on or prior to the Advance Date, between the Borrower, as pledgor, the Lenders and the Junior Lender, as pledgees, the Lessee and the Sublessee, as third-party holder, together with an acknowledgement declaration of the Lessee in relation to the Aircraft.

“London Business Day”: any day other than a Saturday or Sunday or other day on which commercial banking institutions in London, England, are authorized by applicable law to be closed.

“Maintenance Reserves Account”: an account of the Borrower at the Account Bank or such other account with another financial institution in the United States or the European Union identified by the Borrower to the Agent, all of which shall be subject to the lien created by the Security Agreement and an account security agreement in substantially the form of the Account Security Agreement, in each case into which all Supplemental Rental payments due and payable from and after the Advance Date to the Borrower under the Lease will be made.

“Majority Junior Lenders”: as of any date of determination, the Junior Lenders holding more than 50% of the aggregate outstanding principal amount of the Junior Loan.

“Majority Senior Lenders”: as of any date of determination, the Lenders holding more than 50% of the aggregate outstanding principal amount of the Loan.

“Manufacturer”: The Boeing Company.

“Material Default”: an event specified in clause (a), (b) or (e) of Section 6.1, whether or not any requirement for the giving of notice, the passage of time, or both, has been satisfied.

“Material Lease Default”: a “Default” under the Lease that would, if it became a Lease Event of Default, have a material adverse effect on the value of the Collateral or the perfected security interests of the Secured Parties.

“Mid Swap Rate”: (i) the Lenders’ Rate or (ii) the Third Party Rate plus 0.01%, each as determined pursuant to Section 2.5(b).

“Note” or “Notes”: as defined in Section 2.3, and any Note or Notes issued in exchange or replacement therefor pursuant to the provisions hereof.

“Notice of Assignment”: each notice of assignment contemplated under the Lease Security Assignment.

“Part”: as defined in the Lease.

“Payment Date”: March 25, June 25, September 25 and December 25 of each year commencing on March 25, 2014, to and including the Final Maturity Date and the Final Maturity Date or, if earlier, until the Loan has been paid in full; provided, however, that if any Payment Date is not a Business Day, then such Payment Date shall be the next following Business Day unless such Business Day falls in the next calendar month, in which case, such Payment Date shall be the preceding Business Day.

“Permitted Lien”: those Security Interests (x) described in clauses (b) and (c) of the definition of “Permitted Lien” set forth in the Lease (or equivalent clauses in a future Lease), (y) constituted by the Security Documents and (z) expressly consented to in writing by the Security Trustee.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Prepayment Compensation”: with respect to any COF Lender in case of a voluntary or mandatory prepayment of the Loan (including upon acceleration of the Loan): (i) on or prior to the one year anniversary of the Advance Date, an amount equal to the product of 2.0% times the principal amount of the Loan being prepaid; (ii) thereafter, to the two year anniversary of the Advance Date, 1.5% times the principal amount of the Loan being prepaid; (iii) thereafter, to the three year anniversary of the Advance Date, 1.0% times the principal amount being prepaid; and (iv) thereafter, zero.

“Prior Owner”: Wells Fargo Bank Northwest, National Association, not in its individual capacity but solely as owner trustee under that certain trust agreement dated as of September 16, 2010 (as supplemented and amended) and made with GAIF II Investment Nineteen, LLC in relation to the Aircraft.

“Protocol”: the Protocol to the Cape Town Convention on Matters Specific to Aircraft Equipment.

“Reference Banks”: the principal London offices of Sumitomo Mitsui Banking Corporation, BNP Paribas and JPMorgan Chase Bank, N.A. or such other bank or banks as may from time to time be designated by the Agent.

“Related Junior Lenders”: any or all, as the context may require, of the “Lenders” referred to in the Related Junior Loan Agreements.

“Related Junior Loan”: the “Loan” as defined in the Related Junior Loan Agreements, and “Related Junior Loans” shall mean all Related Junior Loans outstanding from time to time.

“Related Junior Loan Agent”: the “Agent” referred to in the Related Junior Loan Agreements.

“Related Junior Loan Agreement”: individually and collectively, each of (i) the Loan Agreement [38969] dated on or about the date hereof by and among MSN 38969 Ltd., as borrower, the Related Junior Lenders and the Related Junior Loan Agent, and (ii) the Loan Agreement [39286] dated on or about the date hereof by and among MSN 39286 Pte. Ltd., as borrower, the Related Junior Lenders and the Related Junior Loan Agent.

“Related Loan Agreement”: individually and collectively, each of (i) the Related Senior Loan Agreements and (ii) the Related Junior Loan Agreements.

“Related Secured Obligations”: the “Secured Obligations” under and as defined in the Related Loan Agreements.

“Related Secured Parties”: the “Secured Parties” under and as defined in the Related Loan Agreements.

“Related Senior Lenders”: any or all, as the context may require, of the “Lenders” referred to in the Related Senior Loan Agreements.

“Related Senior Loan”: the “Loan” as defined in the Related Senior Loan Agreements, and “Related Senior Loans” shall mean all Related Senior Loans outstanding from time to time.

“Related Senior Loan Agent”: the “Agent” referred to in the Related Senior Loan Agreements.

“Related Senior Loan Agreement”: individually and collectively, each of (i) the Loan Agreement [38969] dated on or about the date hereof by and among MSN 38969 Ltd., as borrower, the Related Senior Lenders and the Related Senior Loan Agent, and (ii) the Loan Agreement [39286] dated on or about the date hereof by and among MSN 39286 Pte. Ltd., as borrower, the Related Senior Lenders and the Related Senior Loan Agent.

“Remarketing Period”: the period commencing on the earliest of (a) [*], (b) [*] and (c) [*].

“Remarketing Period Termination Date”: the earliest of (i) [*]; (ii) [*]

; and (iii) [*].

“Remarketing Transaction”: as defined in Section 5.18.

“Rental”: as defined in the Lease.

“Requirement of Law”: as to any Person, the organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator, court, or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: (i) as to the Security Trustee, the Agent, any Lender or any Borrower Person, any authorized officer, director or employee of such Person whose direct responsibilities include the transactions contemplated by the Basic Agreements; and (ii) as to any other Person, the chief executive officer, the chief financial officer, the president, or a vice president of such Person and any other officer of such Person that the Agent and the Borrower agree to in writing.

“Secured Obligations”: as defined in the Security Agreement.

“Secured Parties”: as defined in the Security Agreement.

“Security Agreement”: that certain Aircraft Chattel Mortgage and Security Agreement [37138], dated on or prior to the Advance Date, among the Borrower, the Lenders, the Junior Lenders and the Security Trustee, as supplemented by the Security Agreement Supplement.

“Security Agreement Supplement”: a supplement to the Security Agreement, substantially in the form of Exhibit A to the Security Agreement, which supplement subjects the Aircraft to the lien of the Security Agreement.

“Security Documents”: the Security Agreement, the Guarantee, the Lease Guarantee, the Local Mortgage, the Lease Security Assignment, the Share Charge, the Account Security Agreement and the Subordination Undertaking.

“Security Interest”: any mortgage, security interest, International Interest, Associated Rights, charge, pledge, hypothecation, assignment, right of possession or detention, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Security Trustee”: Wilmington Trust Company.

“Share Charge”: that certain Share Charge dated on or prior to the Advance Date by the Borrower Parent in favor of the Security Trustee in relation to the Borrower.

“State of Registration”: as defined in the Lease.

“Sublease”: that certain Aircraft Lease Agreement dated 27 October 2011 between Lessee, as lessor, and the Sublessee, as lessee, in relation to the subleasing of the Aircraft by Lessee to the Sublessee.

“Sublessee”: TNT Airways S.A.

“Subordination Undertaking”: that certain Consent and Subordination Agreement dated on or prior to the Advance Date among the Lessee, the Sublessee, the Security Trustee and the Borrower in relation to the Aircraft.

“Supplemental Rental”: as defined in the Lease.

“Swap Break Amount”: as of any date of determination, the lesser of (a negative number always being less than a positive number and a more negative number always being less than another negative number that is closer to zero):

(a) the amount the Swap Counterparty would require in accordance with the “Market Quotation” (as defined in the Swap Form) approach to have paid to it on such date by such Lender (such amount to be expressed as a positive number), or the amount the Swap Counterparty is willing to pay in accordance with market practice on the basis of “Market Quotation” to such Lender on such date (such amount to be expressed as a negative number), in either case, to terminate such Swap Transaction on such date with respect to, and to the extent of, such Lender’s then outstanding principal amount of the Loan subject to repayment, prepayment or purchase (or, if applicable pursuant to Section 2.10, such Lender’s Commitment) (but excluding any unpaid amounts under such Swap Transaction due to the Swap Counterparty prior to such date, and interest thereon, to the extent the Borrower has made payments under the Loan sufficient to discharge such unpaid amounts if applied in accordance with the Basic Agreements and such Swap Transaction); and

(b) the amount a “Reference Market-maker” (as defined in the definition of “Market Quotation” in the Swap Form) timely designated by the Borrower and reasonably satisfactory to the Swap Counterparty will quote to such Lender and the Borrower as the amount it will require to be paid to it on such date by such Lender (such amount to be expressed as a positive number), or the amount such “Reference Market-maker” is willing to pay to such Lender on such date (such amount to be expressed as a negative number), in either case, to assume the obligations of such Lender under such Swap Transaction with respect to such Lender’s then outstanding principal amount of its Loan subject to repayment, prepayment or purchase (or, if applicable pursuant to Section 2.10, such Lender’s Commitment) (but excluding any unpaid amounts to the

Swap Counterparty under such Swap Transaction due prior to such date, and interest thereon, to the extent the Borrower has made payments under such Loan sufficient to discharge such unpaid amounts if applied in accordance with the Basic Agreements and such Swap Transaction);

provided that (A) if (i) an Event of Default has occurred and is continuing, (ii) the Swap Counterparty and the “Reference Market-maker” quote the identical amount, or (iii) if the “Reference Market-maker” fails to quote or, having quoted, fails or refuses to assume the aforesaid obligations of such Lender in accordance with its “quote,” or (B) in the case of an internal Swap Transaction, clause (b) shall be inapplicable and the amount computed in accordance with clause (a) above shall be the “Swap Break Amount.” The term “Lender” as used in this definition means either a Lender in its own right or a Lender acting through a swap agent.

“Swap Breakage Gain”: as to any Lender, the value of the Swap Break Amount for such Lender, if the Swap Break Amount is a negative number; provided that the Swap Breakage Gain shall be zero while an Event of Default has occurred as is continuing.

“Swap Breakage Loss”: as to any Lender, the value of the Swap Break Amount for such Lender if the Swap Break Amount is a positive number.

“Swap Credit Spread”: 0.10% per annum.

“Swap Counterparty”: for any Swap Transaction, a swap counterparty sourced by the relevant Lender, as applicable, or, in the case of an internal Swap Transaction, such Lender’s swap or treasury desk.

“Swap Form”: a Master Agreement (together with the schedule to the Master Agreement) of the International Swap Dealers Association (Local Currency-Single Jurisdiction or Multi Currency Cross Border) (the “Swap Agreement”) in the form published in 1992 (or any comparable form) and supplemented by the 2006 ISDA Definitions.

“Swap Rate”: the Fixed Interest Rate minus the Applicable Margin.

“Swap Transaction”: for any Lender and in respect of its portion of the Loan, an interest rate swap transaction entered into by such Lender with a Swap Counterparty (documented by the Swap Form and a swap confirmation incorporating the terms of this definition) where such Lender will (i) pay to such Swap Counterparty under such swap transaction on each Payment Date following the Advance Date an amount equal to the interest scheduled to be paid to such Lender on its Loan calculated at the Swap Rate and (ii) receive from such Swap Counterparty on each such Payment Date an amount equal to the amount of interest that would have accrued on such Loan during the Interest Period for such Loan ending on such Payment Date at LIBOR (flat) for such Interest Period, and incorporating the “Swap Break Amount” methodologies associated with any termination of such swap transaction in whole or in part in association with any acceleration or prepayment (or Borrower-induced sale) of its Loan;

provided that if such Lender shall be participating in the Loan without actually entering into an interest rate swap transaction on the foregoing terms, for the purpose of ascertaining Swap Break Amount, it shall have been deemed to have entered into an internal Swap Transaction on the foregoing terms.

“Taxes”: as defined in Section 2.9.

“Technical Records”: as defined in the Lease.

“Third Party Rate”: as defined in Section 2.5(b)(2).

“Total Loss”: as defined in the Lease.

“Transaction Documents”: as defined in the Lease.

“Unindemnified Taxes”: Taxes described in Section 2.13(b)(i) through (viii) and Section 2.13(b)(x) through (xi) that are imposed on an Indemnitee.

“Unwind Collateral”: cash in an amount equal to the amount determined pursuant to Section 2.5(b)(3).

“Unwind Collateral Account”: as defined in Section 2.2(c).

“US$”, “$”, “Dollars” and “dollars”: the lawful currency of the United States of America.

1.2 Interpretation. References in this Agreement to:

(a) sections, subsections, exhibits or schedules are, unless otherwise specified, references to sections, subsections or exhibits of and schedules to, this Agreement;

(b) any statutory or other legislative provisions, or the rules and regulations thereunder, shall be construed as including any statutory or legislative modification or reenactment or repromulgation thereof, or any provision enacted or promulgated in substitution therefor;

(c) any agreement or instrument shall include such agreement or instrument as it may from time to time be amended, restated, modified, supplemented (including by addenda) and/or substituted;

(d) an “agreement” shall also include a concession, contract, deed, franchise, license, treaty or undertaking (in each case, whether oral or written);

(e) any document being in the “approved form” means in such form as agreed between the Agent and the Borrower Parent;

(f) unless otherwise specified, all terms defined in this Agreement shall have the defined meanings when used in any certificate or document made or delivered pursuant hereto;

(g) headings are for ease of reference only and, unless otherwise indicated by the context, words importing the singular number only shall include the plural and vice versa, and words importing neuter gender shall include the masculine and feminine gender; and

(h) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

Section 2. Amount and Terms of Commitment.

2.1 Commitment. On the Advance Date each Lender agrees to make its loan (collectively, the “Loan”) to the Borrower in the principal amount equal to its Commitment, on and subject to the terms and conditions set forth in this Agreement. The Borrower agrees to pay in arrears to the Agent for the account of each Lender a non-refundable commitment fee computed by multiplying the undrawn amount of such Lender’s Commitment from day to day by 0.75% per annum for each day during the period from (but excluding) December 13, 2013 to (and including) the earlier of the Advance Date and the Final Commitment Date. Such fee shall be computed on the basis of a 360-day year and actual number of days elapsed and shall be payable quarterly in arrears and on the date on which the fee ceases to accrue in accordance with the foregoing.

2.2 Procedure for Borrowing.

(a) The Borrower shall give the Agent written notice (a “Borrowing Notice”) of the Advance Date which notice (i) shall be in the form of Exhibit A hereto and (ii) must be received by the Agent prior to 6:00 p.m., New York time, at least two (2) Business Days prior to the requested Advance Date (the “Scheduled Advance Date”) or such shorter period as the Agent and the Lenders may agree. At the request of the Borrower, the Agent and the Lenders together with the Borrower shall perform a “dry run” simulation of the rate fixing procedure described in Section 2.5(b) at least ten (10) days (or such shorter period as agreed between the parties) prior to the currently Scheduled Advance Date with a view to providing an indication of the “fixed rate” for the Loan.

(b) In order to facilitate the timely closing of the transactions contemplated hereby, the Borrower, by delivery of the Borrowing Notice to the Agent, irrevocably instructs the Lenders to: (A) wire transfer (for receipt by no later than 9:00 a.m. New York City time) on the Scheduled Advance Date its portion of the Commitment by the wiring of immediately available funds (reference: Atlas/TNT/ B777F) to an account of the Security Trustee held at Wilmington Trust Company and specified by the Security Trustee (the “Account”). The funds so paid by each Lender (the “Deposit”) into the Account are to be held by the Security Trustee on trust for account of such Lender.

(c) If, for any reason, the Advance Date does not occur on the Scheduled Advance Date, (i) the Borrower shall, by no later than the close of business on the Scheduled Advance Date, transfer the Unwind Collateral to an account of the Security Trustee held at Wilmington Trust Company and specified by the Security Trustee (the “Unwind Collateral Account”) and (ii) the Deposit, and earnings thereon, will be, to the extent available, invested and reinvested by the Security Trustee at the sole direction, for the account, and at the risk of the Borrower, in an overnight deposit selected by the Security Trustee. Upon the Borrower’s oral (to be confirmed in writing) instructions, earnings on any such investments shall be applied to the Borrower’s payment obligations to each Lender to the extent of such earnings.

(d) Upon the satisfaction (as determined by the Agent) of the conditions precedent set forth in Section 3, the Agent shall instruct the Security Trustee to disburse the Deposit for application of all Commitments to the Borrower in accordance with the instructions given in the Borrowing Notice (or such other instructions as may be subsequently agreed by the Borrower and the Agent with the Security Trustee in writing at least three Business Days prior to the date of disbursement).

(e) If the actual Advance Date is a date falling after the Scheduled Advance Date, the Borrower shall pay interest hereunder to each Lender on the amount of its Deposit for the period from and including the Scheduled Advance Date to but excluding the earlier of (i) the actual Advance Date and (ii) the Cutoff Date (as defined below). For each Lender, such interest shall accrue on the amount of such Lender’s Deposit at the Fixed Interest Rate. Interest on the Deposits accrued pursuant to the preceding sentence shall (i) if accrued to the Advance Date, be paid on the first Payment Date and (ii) if accrued to the Cutoff Date, be paid to each Lender on such date.

(f) If for any reason, other than the failure of any Lender to comply with the terms hereof, the Advance Date shall not have occurred on or prior to five (5) Business Days (or such longer period as agreed between the parties) after the Scheduled Advance Date or such earlier date as the Borrower shall specify (the “Cutoff Date”), then each Lender shall cancel, terminate or otherwise unwind its funding arrangements made to fund its Deposit on the Scheduled Advance Date and the Swap Transaction, and such Lender shall notify the Security Trustee thereof, and the Security Trustee shall return such Lender’s Deposit to such Lender. For purposes of Section 2.4(e), Deposit amounts returned to the Lenders in accordance with Section 2.4(e) shall not be considered paid or pre-paid on account of any Loan and may be re-borrowed in accordance herewith.

(g) In the event of the occurrence of the events described in clause (f) above, the Borrower agrees to pay each Lender (other than BNP Paribas (“BNPP”)) promptly (but in any event within three (3) Business Days of the Cutoff Date) (i) as compensation, an amount equal to any Swap Breakage Loss and Liquidity Breakage incurred in connection with the unwinding or liquidating of any deposits or funding or financing arrangement with its funding source and/or unwinding its Swap Transaction (it being understood that in the event of a Swap Breakage Gain, such amount will be paid by the applicable Lender to the Borrower), and (ii) without duplication of the amounts covered by the preceding clause (i), all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, reasonable legal costs and expenses) incurred by the Agent as set forth in Section 7.5 hereof. In addition, in the event of the occurrence of the events described in clause (f) above, the Borrower agrees to pay BNPP promptly (but in any event within three (3) Business Days of the Cutoff Date) as compensation, an amount equal to any Swap Breakage Loss and all losses (but excluding loss of profit) incurred by BNPP in liquidating or unwinding funds on a day other than the last day of an Interest Period which were acquired by BNPP to fund its portion of the Loan.

2.3 Notes. The Loan shall be evidenced by one or more promissory notes of the Borrower maturing on the Final Maturity Date and otherwise substantially in the form of Exhibit D hereto (the “Notes”), with appropriate insertions therein as to payee, aircraft information, date, interest rate and principal amount, payable to each Lender or its registered assigns and in an aggregate principal amount equal to the advance evidenced thereby. Interest under the Notes shall be payable as more particularly set forth in Section 2.5 hereof. Each Lender is hereby authorized to record the amount of each payment of principal and interest on its Loan on the schedule annexed to and constituting a part of the related Note, and any such recordation shall constitute prima facie (but not conclusive) evidence of the accuracy of the information so recorded. No failure to make any such notations shall affect the validity of the Borrower’s obligations to repay the full unpaid principal amount of any Loan or the duties of Borrower hereunder or thereunder. Each Note shall (a) be dated the Advance Date, (b) be stated to be repaid in installments on each Payment Date in accordance with Section 2.5(a) hereof, with a final installment on the Final Maturity Date thereof of all remaining principal and accrued interest thereunder, and (c) provide for the payment of interest in accordance with Section 2.5.

2.4 Prepayments.

(a) Mandatory Prepayment.

(i) Upon the occurrence of a Total Loss, the Borrower shall as soon as reasonably possible after obtaining knowledge of such occurrence give to the Agent written notice of such Total Loss. If a Total Loss with respect to the Airframe shall occur, the Borrower, on the date on which the Lessee makes or is required, pursuant to the Lease, to make payment of the amounts specified in the Lease shall pay to the Agent for the benefit of the Lenders an amount equal to the sum of:

(A) the outstanding principal amount of the Loan,

(B) all interest accrued on the amount specified in clause (A),

(C) 50% of the Prepayment Compensation and 50% of the Liquidity Breakage, as applicable, in respect of such prepayment,

(D) any and all amounts owing pursuant to Section 2.10 in respect of such prepayment, and

(E) any and all other amounts owing to the Lenders and the Agent hereunder or under the Notes as of the date of prepayment.

(ii) If a Total Loss shall occur with respect to an Engine which does not constitute a Total Loss with respect to the Airframe and Lessee has replaced or caused the replacement of such Engine in accordance with the Lease, as applicable, then the Borrower shall provide to the Agent (x) all documents provided by Lessee pursuant to the Lease and (y) a supplement to the Security Agreement, subjecting the replacement engine to the lien thereof, and (z) an opinion in form and substance reasonably acceptable to the Agent of counsel to Lessee and/or the Borrower reasonably satisfactory to the Agent to the effect that the instruments referred to in clause (y) of this Section 2.4(a)(ii) have been duly authorized, executed and delivered, that the replacement engine has been validly subjected to the lien of the Security Agreement and covered by the Lease, that the instruments subjecting such replacement engine to the Lease and to the lien of the Security Agreement have been duly filed for recordation in all appropriate jurisdictions, and that no further action, filing, registration or recording of any document is necessary or advisable in order to establish and perfect the title of Borrower to and the lien of the Security Agreement on such replacement engine.

(b) Voluntary Prepayment. Provided no Default or Event of Default has occurred and is continuing, the Borrower may upon not less than seven (7) Business Days’ prior irrevocable written notice to the Agent, voluntarily prepay the Loan in whole or in part (but if in part in an amount not less than $1,000,000 and in $1,000,000 multiples thereafter, unless the provisions of paragraph (c) of this Section 2.4 are applicable). Any prepayment under this paragraph (b) shall be made by paying to the Agent for the benefit of the Lenders, an amount equal to the sum of (i) the outstanding principal amount of the Loan designated in such notice, (ii) all interest accrued and unpaid on the amount specified in clause (i), (iii) any and all amounts owing pursuant to Section 2.10 in respect of such prepayment, (iv) any Prepayment Compensation and any Liquidity Breakage, if applicable, and (v) all other amounts owing to the Lenders hereunder or under the applicable Notes as of the date of prepayment. Any partial prepayment pursuant to this paragraph (b) shall be applied to remaining repayment installments of the outstanding principal amount of the Loan in the inverse order of maturity.

(c) Prepayment to Affected Lenders. If any of the circumstances set out in Section 2.9, 2.11, 2.12, 2.13 or 2.14 arise, or would or are likely to arise, then the Borrower may prepay the Loan of the Lender(s) affected under such provisions. If as a result of any such circumstance the Borrower elects to prepay the Loan of the affected Lender(s) in order to avoid the amounts which would be due and payable under such provisions, the provisions of Section 2.4(b) shall apply in all respects to a prepayment under this paragraph (c), except that the Borrower shall be required to pay only 50% of Prepayment Compensation and 50% of Liquidity Breakage, as applicable, with respect to a prepayment under this paragraph (c) if any of the circumstances set out in Section 2.11 arise or would or are likely to arise. Any partial prepayment pursuant to this paragraph (c) shall be applied to remaining repayment installments of the outstanding principal amount of the Loan pro rata.

(d) Other Mandatory Prepayment.

If the Aircraft is sold by the Borrower, or [*], the Borrower shall, on or prior to the date of such sale or the [*], pay to the Agent for the benefit of the Lenders an amount equal to the sum of:

(A) the outstanding principal amount of the Loan,

(B) all interest accrued on the amount specified in clause (A),

(C) any and all Prepayment Compensation and Liquidity Breakage, as applicable, in respect of such prepayment,

(D) any and all amounts owing pursuant to Section 2.10 hereof in respect of such prepayment, and

(E) any and all other amounts owing to the Lenders and the Agent hereunder or under the Notes as of the date of prepayment.

(e) No Reborrowing. Amounts paid or prepaid on account of any Loan may not be reborrowed.

2.5 Interest Rates; Principal Repayment; and Payment Dates.

(a) The Loan shall bear interest at the Fixed Interest Rate (calculated on the basis specified in the definition thereof) on the unpaid principal amount thereof from time to time outstanding, payable in arrears on each Payment Date. The Loan shall mature on the Final Maturity Date. The principal amount of the Loan shall be payable on the dates and in the amounts set forth in Exhibit B. Notwithstanding the foregoing, the final payment made under each Note shall be in an amount sufficient to discharge in full the unpaid principal amount, and all accrued and unpaid interest on, and any other amounts due under, such Note.

(b) The following procedures shall apply to determine the Fixed Interest Rate applicable to the Loan:

(1) No later than 11:00 a.m. New York time on the Business Day prior to the Advance Date (or such shorter period as agreed between the parties), the Lenders will notify the Borrower of a single fixed rate of interest (the “Lenders’ Rate”). The Lenders’ Rate shall be agreed to by each Lender and the Agent shall advise the Borrower of each individual Lender’s rate which forms the basis of the Lenders’ Rate. In case the Lenders’ Rate is not greater by more than 0.01% than the rate calculated by the Guarantor using Bloomberg swap manager (SWPM) for a swap having the same characteristics as the profile of the Loan (with the help of the Lenders), then the Lenders’ Rate shall be the Mid Swap Rate for all purposes hereunder.

(2) If the Lenders’ Rate is greater by more than 0.01% than the rate calculated by the Guarantor using Bloomberg swap manager (SWPM) (with the help of the Lenders), then each Lender shall obtain from a third party bank pre-approved by the Borrower which is able to enter into a swap with each of the Lenders on a back-to-back basis a fixed rate of interest (the “Third Party Rate”); provided that such third party bank is acceptable to the Lenders (from a credit and compliance point of view); provided further that each Lender may decide whether to enter into such swap on a back-to-back basis or to offer a Mid Swap Rate as being the Third Party Rate plus 0.01%. If the conditions of this paragraph (2) apply, then the Third Party Rate plus 0.01% shall be the Mid Swap Rate for all purposes hereunder.

(3) After the setting of the Fixed Interest Rate, the Agent shall determine the approximate amount of Swap Breakage Losses the Lenders may incur if a borrowing of the Loan does not occur on the date specified therefor in the Borrowing Notice or on or prior to the Cutoff Date. The Agent shall promptly notify the Borrower of its determination and provide evidence to the Borrower detailing the basis for its calculations.

(c) The parties acknowledge that Exhibit B was prepared based on an assumed interest rate of 4.56% per annum and on an assumed Advance Date of January 6, 2014. After the setting of the Fixed Interest Rate, the Agent shall prepare a new mortgage style amortization schedule for the Loan which takes into account the actual Advance Date and the actual Fixed Interest Rate. Schedule 1 attached to each Note shall be based on such new mortgage style amortization schedule.

(d) The Borrower shall pay the Agent, on behalf of the Lenders, on demand, interest at the Default Rate (calculated on the basis of a 360-day year and the actual number of days elapsed) on any amounts payable hereunder or under a Note (without duplication) not paid when due for any period during which the same shall be overdue, in each case for the period the same is overdue. Amounts shall be overdue if not paid when due (whether at stated maturity, by acceleration or otherwise).

(e) Any amount received, realized or held by the Security Trustee in respect of the Collateral after the occurrence of an Event of Default (unless waived by the Lenders), shall be distributed and paid forthwith in accordance with the terms of Section 3.3 of the Security Agreement.

(f) Funds received by the Agent from the Borrower shall be distributed to the Lenders as follows:

first, to the payment of any fees, costs, charges, or expenses, if any (including, without limitation, interest on overdue amounts and), Prepayment Compensation, if any, Liquidity Breakage, if any, Swap Breakage Losses, if any, or other amount (other than the principal amount of such Loan or any interest due thereon) due under this Agreement, second, accrued interest on the Loan due and payable on the date of such payment (as well as any interest on overdue principal) and, to the extent permitted by law, interest and other amounts due under this Agreement, third, to the payment of the installment of the principal amount of the Loan then due and payable, and fourth, the balance, if any, remaining thereafter, to the payment of the principal amount of the Loan remaining unpaid.

The amounts paid pursuant to clause fourth above shall be applied to the installments of principal of the Loan in the inverse order of maturity.

2.6 Payments. All payments (including prepayments) to be made by the Borrower hereunder, under the Notes and under any other Basic Agreement, whether on account of principal, interest, fees or otherwise, shall be made without deduction (other than in respect of Taxes, in which case Section 2.9 shall apply), set-off or counterclaim and shall be made prior to 11:00 a.m., New York time, on the due date therefor to an account specified by the Agent, in Dollars (or, if any payment is due in another currency, then in such other currency) and by wire transfer of immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be due and payable on the immediately succeeding Business Day (unless such Business Day falls in the following calendar month, in which case such payment shall be due and payable on the immediately preceding Business Day), and if such payment includes any payment of interest the amount of interest payable shall not be adjusted as a result thereof.

2.7 Mitigation. If any of the circumstances set out in Section 2.9, 2.11, 2.12, 2.13 or 2.14 arise, or would or are likely to arise, then without in any way limiting, reducing or otherwise qualifying the rights of any Lender under such provisions, such Lender will, in the circumstances set forth in Section 2.9, 2.11, 2.12, 2.13 or 2.14, if applicable, promptly thereafter supply an estimate in good faith of an amount the Borrower may be required to pay to such Lender thereunder (provided that no such estimate shall prejudice any claim under Section 2.9, 2.11, 2.12, 2.13 or 2.14) and, on request of the Borrower which the Borrower may make if such amount is material, such Lender shall consult in good faith with the Borrower for a period not exceeding sixty (60) days with a view to taking such reasonable steps as may be open to it (a) to avoid the effects of such circumstances, or (b) to avoid the need for the Borrower to make payment pursuant to Section 2.9, 2.11, 2.12, 2.13 or 2.14, or to reduce the amount of any such payment including by transferring its participation in the Loan and/or its rights and obligations hereunder and under the Basic Agreements to another of its branches or offices or to another financial institution not affected by the relevant circumstances or to whom payments may be made or which may participate in the transactions contemplated by this Agreement and the other Basic Agreements without the Borrower being required to make any (or being required to make a lesser) payment pursuant to Section 2.9, 2.11, 2.12, 2.13 or 2.14, provided that such Lender shall not be under any obligation to take any such action if, in its bona fide opinion, to do so could reasonably be expected to (i) have an adverse effect upon its business, operation or financial condition, or (ii) result in its rights, interests or position under or in relation to the Basic Agreements being materially less favorable to it than would otherwise have been the case, or (iii) involve it in any unlawful activity or any activity that is contrary to any official directive, concession, guideline, request or requirement of any competent authority (whether or not having the force of law but in respect of which compliance by banks or other institutions of a similar nature to such Lender, as the case may be, is customary), or (iv) (unless indemnified or secured to its satisfaction) involve it in any expense, loss or liability (including transaction expenses) or tax disadvantage.

2.8 Directed Sale. If a Lender requests payment or indemnification pursuant to Section 2.9, 2.11, 2.12, 2.13 or 2.14, or the Borrower determines that it is obligated to make any such payment or provide such indemnification, the Borrower may require that such Lender transfer its Loan and all of its other rights and obligations under this Agreement and each of the other Basic Agreements (collectively, the “Transferred Interest”) in the manner contemplated by Section 7.6 to one or more transferees which transferees are permitted transferees of the affected Lender’s interest in its Loan in accordance with all laws and regulations applicable to the affected Lender and are willing to acquire the Transferred Interest at a price equal to the Transfer Price (as defined below), such transferee(s) to be identified by the Borrower in a notice (the “Replacement Notice”) to such Lender specifying the date on which such transfer is requested to occur, the name(s) of the transferee(s) to which its Transferred Interest is to be transferred and the portion thereof to be transferred to each, which notice shall be given not less than 15 Business Days prior to the date on which such transfer is to occur (or, in the circumstances described in Section 2.14, such shorter period prior to the effectiveness of such event). On the date of the requested transfer (a) such Lender shall sell, assign and transfer to the transferee(s), without recourse, representation or warranty (other than as to title and the absence of any Security Interest in the Transferred Interest created by or through such Lender) pursuant to Section 7.6, and the transferee(s) shall acquire and assume from such Lender, all of its Transferred Interest by executing and delivering a Transfer Certificate and (b) the transferee(s) shall pay to such Lender an amount equal to the aggregate outstanding principal amount of the Loan held by such Lender, plus accrued interest owing to such Lender in respect of its Loan and all other amounts then due and owing to such Lender under this Agreement and each of the other Basic Agreements in respect of the Transferred Interest, including, without limitation, any amounts payable under this Section 2 plus any Swap Breakage Losses (which may be paid by the Borrower on the Transferee’s behalf) or minus any Swap Breakage Gain (net of any Taxes imposed thereon) plus 50% of the amount of Prepayment Compensation and Liquidity Breakage, as applicable, with respect to the outstanding principal amount of the Loan held by such Lender, in each case in respect of the Transferred Interest, as if its Loan was being prepaid in full on such date, and plus out-of-pocket expenses (including fees and expenses of outside counsel) (collectively, the “Transfer Price”), whereupon the Transferee(s) shall each become a “Lender” for all purposes of this Agreement and the other Basic Agreements, having all the rights and obligations under this Agreement and the other Basic Agreements of such Lender in respect of the Transferred Interest and the obligations of and relating to such Lender under the Basic Agreements shall terminate; provided that such Lender and the Borrower shall remain liable to each other in respect of any unsatisfied obligations theretofore accrued.

2.9 Taxes.

(a) Unless required by applicable law, all payments made by the Borrower under this Agreement, the Notes and the other Basic Agreements shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto (collectively, “Taxes”). If any Indemnified Taxes are required to be withheld from any amounts payable to an Indemnitee hereunder or under a Note, the amounts so payable to such Indemnitee shall be increased to the extent necessary to yield to such Indemnitee (after payment of all Indemnified Taxes) the amount that would have been received by the Indemnitee had such Indemnified Taxes not been imposed. Whenever any withholding Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent official receipts for such Taxes or other evidence of such payment reasonably acceptable to the Agent. If the Borrower fails to pay any withholding Taxes when due to the appropriate taxing authority, the Borrower shall indemnify the relevant Indemnitee for any Indemnified Taxes paid by the Indemnitee and for any incremental Taxes that may become payable by such Indemnitee as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder or under a Note.

(b) Each Indemnitee shall deliver to the Agent for transmission to the Borrower or, in the case of the Agent, to the Borrower, as soon as reasonably practicable after receipt of written request therefor (accompanied by a copy of each requested document and any published instructions for such document), such forms, certifications and other documents as (A) such Indemnitee is entitled under applicable law to execute or obtain, (B) such Indemnitee is able to complete with information that is in the possession or control of such Indemnitee or is reasonably obtainable by such Indemnitee and (C) are required by applicable law to permit the Agent, the Borrower or the Lessee (as the case may be) to make any payment to or for the account of such Indemnitee pursuant to the Basic Agreements without withholding (or withholding at a reduced rate, as the case may be) any withholding Tax that the Agent, the Borrower or the Lessee (as the case may be) would be required by any applicable law to withhold in the absence of such document, provided that no Indemnitee shall be obligated to deliver any such form, certification or other document if such Indemnitee determines, acting reasonably and in good faith, that delivery of such form, certification or other document is reasonably likely to result in a material adverse consequence for such Indemnitee for which such Indemnitee is not entitled to indemnification under any Basic Agreement. If any Indemnitee has or acquires actual knowledge that any such form, certification or other document delivered by such Indemnitee pursuant to this Section 2.9(b) is or has become inaccurate, such Indemnitee shall give the Agent, or in the case of the Agent, the Borrower prompt written notice thereof.

(c) The Borrower shall not be required to pay any additional amount to any Lender under Section 2.9(a) to the extent the Taxes described therein are required to be deducted or withheld as a result of a failure of such Lender to satisfy the requirements of Section 2.9(b); provided, that, if a Lender shall have satisfied the requirements of Section 2.9(b) on the date such Lender becomes party to this Agreement, nothing in this Section 2.9(c) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 2.9(a) in the event that, as a result of any Change in Law, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding or is subject to withholding at a reduced rate as described in Section 2.9(b).

(d) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9, it shall, so long as no Material Default or Event of Default shall be continuing, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) If a payment made to a Lender under this Agreement, the Notes and the other Basic Agreements would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each party’s obligations under this Section 2.9 shall survive and remain in full force and effect, notwithstanding the expiration or termination of this Agreement and the payment of the Loan and all other amounts payable hereunder and under the Notes.

2.10 Breakage Indemnity. The Borrower hereby agrees to indemnify each Lender and to hold each Lender harmless, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all Swap Breakage Losses and, in the case of a Lender which is not a COF Lender, Liquidity Breakage, which that Lender may sustain, and in each case as such amount is due and payable pursuant to the terms of this Loan Agreement: (i) if for any reason (other than a default by any Lender) a borrowing of the Loan does not occur on the date specified therefor in the Borrowing Notice; (ii) as a consequence of any transfer pursuant to Section 2.8; (iii) as a consequence of any prepayment of the Loan that occurs on any date or any payment of a principal installment of the Loan that occurs on a date other than the scheduled Payment Date therefor; (iv) to the extent that any prepayment of the Loan is not made on any date specified in a notice of prepayment given by the Borrower; or (v) as a consequence of any default by the Borrower in the repayment of the Loan when due under the terms of this Agreement. So long as no Event of Default shall have occurred and be continuing, each Lender shall pay to the Borrower any Swap Breakage Gain (net of any Taxes imposed thereon) received by it as a result of such default, acceleration, failure to make a borrowing or making any repayment or prepayment. This covenant shall survive the termination of this Loan Agreement and payment of the Loan and all other amounts payable hereunder or under the Notes. A certificate setting forth and explaining in reasonable detail the amount of such Swap Break Amount submitted to the Borrower by the affected Lender shall be conclusive and binding for all purposes, except in case of manifest error.

2.11 Increased Costs.

(a) Increased Costs Generally. Subject to paragraphs (c) and (d) below, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender; or

(ii) impose on any Lender any other condition affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (“Increased Costs”), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, in each case provided that such additional costs have not been compensated for pursuant to any other provision of this Agreement (or would have been compensated for but was not so compensated solely because any of the exclusions in such other provision).

(b) Capital Requirements. Subject to paragraphs (c) and (d) below, if any Change in Law regarding capital requirements has the effect of reducing the rate of return on a Lender’s capital or on the capital of such Lender’s holding company, if any, as relates to the class of assets and liabilities that includes its commitments and Loan under this Agreement to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy developed in connection with the adoption and/or implementation of the Basel III accord or any amendments after the date hereof to the Basel II accord), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Limitations of Claims. The Borrower shall not be required to make payment to any affected Lender pursuant to Section 2.11(a) or 2.11(b) to the extent that:

(i) any amounts claimed thereunder are Taxes; or

(ii) any amounts claimed thereunder are imposed by reason of the willful misconduct or gross negligence of such Lender or result from any failure on the part of such Lender to comply with any of the express terms of this Agreement or any other Basic Agreement (except where such failure results from any failure on the part of any party (other than such Lender) to this Agreement or any other Basic Agreement to comply with any of the express terms thereof); or

(iii) any amounts claimed thereunder result from any failure by such Lender duly to comply with any such laws of which it may reasonably be expected to be aware; or

(iv) any amounts claimed thereunder result from a voluntary relocation by such Lender of its lending office.

(d) Claims Procedure. A Lender intending to make a claim for amounts pursuant to Section 2.11(a) or (b) shall, within 30 days after becoming aware of the same, provide written notice to the Agent and the Borrower of the event by reason of which it is entitled to do so (the “Increased Cost Notice”); provided, that if such Lender fails to give such Increased Cost Notice within 30 days after becoming aware of the same, such Lender shall, with respect to any costs resulting from such event, only be entitled to payment under Section 2.11 for costs incurred from and after the date 120 days prior to the date that such Lender does give such Increased Cost Notice. The Increased Cost Notice shall describe the events giving rise to such Increased Costs, the basis for determining and allocating such Increased Costs and the amount of each request by such Lender for compensation under this Section 2.11, together with a statement that the determinations and allocations made in respect of the Increased Costs comply with the provisions of this Section 2.11; provided, that such Lender shall not be required to disclose any confidential information relating to the organization of its affairs, or its capital structure or return on capital.

(e) Certificate of Lenders. A certificate of a Lender as to (i) any amount payable to it under this Agreement or (ii) the amount of any indemnity payable to it, or for its account, under this Section 2.11 shall, in either case and in the absence of manifest error, be prima facie evidence of the existence and amount of such obligation of the Borrower so long the underlying determinations and allocations are made on a reasonable basis.

2.12 General Indemnity. The Borrower hereby agrees to defend, indemnify, save and keep harmless on an After-Tax Basis the Security Trustee, the Agent and each Lender (without duplication of any other indemnity provisions herein) together with their respective officers, directors, agents, employees and affiliates (each, an “Indemnitee”) against, and agrees to protect, save and keep harmless each Indemnitee from (whether or not the transactions contemplated herein or in any of the other Basic Agreements are consummated), any and all Expenses imposed on, incurred by or asserted against such Indemnitee, in any way relating to or arising out of or which would not have occurred but for:

(a) the execution and delivery of the Basic Agreements and the consummation of the transactions contemplated thereby or the enforcement of any of the terms thereof after the occurrence and continuation of an Event of Default;

(b) the operation, possession, use, non-use, control, leasing, subleasing, maintenance, storage, overhaul, testing, inspections or acceptance flights at return of (i) the Aircraft, (ii) any Engine or (iii) any Part, by Lessee, any sublessee or any Person (other than such Indemnitee), including, without limitation, claims for death, personal injury, property damage, other loss or harm to any Person and claims relating to any Requirement of Law, including, without limitation, environmental control, noise and pollution laws, rules or regulations;

(c) the manufacture, design, acceptance, rejection, delivery, return, import, export, condition, repair, modification, servicing, rebuilding, enforcement of warranties, airworthiness, registration, reregistration, performance, sublease, merchantability, fitness for use, substitution or replacement of the Aircraft, any Engine or any Part or other transfer of use or possession of the Aircraft, any Engine or any Part, including under a pooling or interchange agreement; or

(d) the prevention or attempt to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Aircraft, or in securing the release of the Aircraft;

provided that the foregoing indemnity shall not extend to any Expense of an Indemnitee to the extent directly attributable to or directly resulting from or arising out of one or more of the following:

(1) any representation or warranty by such Indemnitee in or provided in accordance with the Basic Agreements being incorrect; or

(2) the failure by such Indemnitee to perform or observe any agreement, covenant or condition in any of the Basic Agreements; or

(3) the willful misconduct or the gross negligence of such Indemnitee (other than gross negligence imputed to such Indemnitee solely by reason of its interest in the Aircraft); or

(4) any Tax, or any loss of Tax benefits or increase in Tax liability under any Tax law, which, for the avoidance of doubt, shall be governed by Sections 2.9 and 2.13; provided, however, that this clause (4) shall not apply to Taxes taken into consideration in making any payment pursuant to this Section 2.12 on an After-Tax Basis; or

(5) other than during the continuance of an Event of Default, the offer or sale by such Indemnitee of any interest in the Aircraft, a Commitment, a Loan or a Note or any similar interest or any borrowing of funds in respect thereof; or

(6) any Expense for which the Agent or such Lender has expressly agreed to be responsible; or

(7) any Expense for which such Lender has been indemnified by the Lessee pursuant to Clause 19 of the Lease (or any subsequent Lease pursuant to similar provisions); or

(8) so long as no Event of Default has occurred and is continuing, any Expense which is an ordinary and usual overhead Expense for such Indemnitee; or

(9) any Expense to the extent such Expense would have arisen if such Indemnitee had not engaged in the transactions contemplated by the Basic Agreements; or

(10) any acts or events (other than acts or events related to the performance or failure to perform by the Borrower of its obligations pursuant to the terms of the Basic Agreements) that occur after the Security Trustee is required to release all Collateral from the Lien of the Security Documents, except to the extent attributable to acts or events occurring prior thereto.

If an Indemnitee has knowledge of a claim involving one or more Expenses such Indemnitee shall promptly give notice of such claim to the Borrower, provided that the failure to provide such notice shall not release the Borrower from any of its obligations to indemnify an Indemnitee hereunder, except to the extent such failure results in an increase in the Expenses otherwise payable hereunder, but only to the extent of such increase. Any amount payable to any Indemnitee pursuant to this Section 2.12 shall be paid within 20 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the Expenses which are the subject of and basis for such indemnity and the computation of the amount so payable. The Borrower shall be entitled, unless an Event of Default shall have occurred and be continuing, at its sole cost and expense:

(A) (so long as the Borrower has agreed in writing that the Borrower is liable to such Indemnitee for such Expense, if any) in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof,

(B) (so long as the Borrower has agreed in writing for such Indemnitee that the Borrower is liable to such Indemnitee for such Expense, if any) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Basic Agreements, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use reasonable efforts to obtain such severance), and

(C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at the Borrower’s sole expense, to participate therein.

Such Indemnitee shall, at Borrower’s cost, supply the Borrower with such information reasonably requested by the Borrower and provide reasonable cooperation as reasonably requested by the Borrower as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 2.12. Such Indemnitee shall not (unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 2.12) enter into a settlement or other compromise with respect to any Expense without the prior written consent of the Borrower. Where the Borrower assumes responsibility for and control of any proceeding against an Indemnitee with respect to an Expense, no additional legal fees or expenses of such Indemnitee in connection with the defense of such Expense shall be indemnified hereunder unless (i) such fees or expenses were incurred at the request of the Borrower, or (ii) the Borrower and such Indemnitee shall have mutually agreed to the retention of such counsel. An Indemnitee may participate at its own expense or at the expense of the Borrower in any of the circumstances described in clauses (i) and (ii) of the preceding sentence; provided, that such participation shall not constitute a waiver of the right to receive the indemnification provided in this Section 2.12.

Upon payment in full in cash of any Expense pursuant to this Section 2.12, the Borrower, without any further action, shall be subrogated to any claims such Indemnitee may have relating thereto. Such Indemnitee at Borrower’s expense agrees to give such further assurances or agreements and to cooperate with the Borrower to permit the Borrower to pursue such claims, if any, to the extent reasonably requested by the Borrower.

To the extent permitted by applicable law, interest at the Default Rate shall be paid, on demand, on any amount or indemnity not paid when due pursuant to this Section 2.12 until the same shall be paid. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.

2.13 General Tax Indemnity.

(a) Indemnity. Except as provided in this Section 2.13, Borrower hereby agrees to pay or cause to be paid when due, and shall indemnify and hold harmless each Indemnitee on an After-Tax Basis, from and against, any and all Taxes howsoever imposed or levied on or asserted against, from time to time, any Indemnitee, the Borrower, the Borrower Parent, the Aircraft, Airframe or any Engine or any Parts or any interest therein by any Governmental Authority on, with respect to, based on or measured by: (i) the Aircraft, Airframe, any Engine or any Part thereof or interest therein whether or not arising out of the manufacture, purchase, acceptance, delivery, redelivery, transport, registration, reregistration, deregistration, possession, operation, location, use, presence, condition, alteration, maintenance, repair, return, storage, repossession, disposition, abandonment, installation, charter, leasing, subleasing, modification, transfer, importation, exportation or other disposition of, or the imposition of any lien on, the Aircraft, Airframe, any Engine or any Part or interest therein; (ii) any payments made pursuant to any of the Basic Agreements; or (iii) otherwise with respect to or in connection with the execution, delivery, enforcement, amendment of or supplement to the Basic Agreements or the transactions contemplated by the Basic Agreements.

(b) Exclusions From Indemnity. The provisions of this Section 2.13 shall not apply to:

(i) Excluded Taxes;

(ii) Taxes caused by a breach by such Indemnitee of any covenant or the inaccuracy or falsity of any representation or warranty made by such Indemnitee in the Basic Agreements;

(iii) Taxes caused by the gross negligence or willful misconduct of the Indemnitee;

(iv) penalties, additions to Taxes, charges or interest to the extent arising out of the failure of the Indemnitee to pay Taxes (other than Taxes which the Borrower is obligated to pay pursuant to Section 2.9 or this Section 2.13 and not paid by the Borrower in accordance with such sections) or file any required report, return or statement (other than any report, return or statement as to which the Borrower has breached its obligations to such Indemnitee set forth in Section 2.9 or 2.13(c)) to the extent such Indemnitee is legally able to provide such report, return or statement;

(v) Taxes imposed on an Indemnitee arising out of the assignment, sale or other transfer of the Loan or any part thereof by such Indemnitee (other than any assignment, sale or other transfer while an Event of Default is continuing or made pursuant to Section 2.8 or otherwise at the written request of the Borrower);

(vi) Taxes imposed on any assignee, purchaser or transferee of a Loan or a portion thereof (other than any assignee, purchaser or transferee that acquires its interest in a

Loan while an Event of Default is continuing) under applicable law in effect on the date of the assignment, sale or transfer to the extent that such Taxes are in excess of the Taxes (as determined at the time of such assignment, sale or other transfer) that would have been imposed on the assignor, seller or transferor under applicable law in effect on the date of such assignment, sale or transfer if such assignment, sale or other transfer had not been made;

(vii) Taxes imposed as a result of activities of the Indemnitee in the jurisdiction imposing such Taxes that are unrelated to the transactions contemplated by the Basic Agreements and that do not result from (A) any Borrower Person or Lessee Person being organized or conducting activities in, or having any other present or former connection with, the jurisdiction imposing such Taxes or (B) the location or use in that jurisdiction of the Aircraft or any part thereof;

(viii) any Tax that is imposed on or with respect to any event or period occurring after the irrevocable payment in full of all amounts payable to the Lenders pursuant to the Basic Agreements and the release of the Security Interests created by the Security Documents;

(ix) any Tax imposed by withholding, which Taxes shall be governed by Section 2.9;

(x) any Expense for which such Lender has been indemnified by the Lessee pursuant to Clause 19 of the Lease (or any subsequent Lease pursuant to similar provisions); and

(xi) any Tax imposed under FATCA.

(c) Reports. Borrower will provide, promptly upon request, such information as may be reasonably requested by the Indemnitee or required to enable the Indemnitee to timely and properly fulfill its Tax filing requirements with respect to the transactions contemplated by the Basic Agreements. If any report, return or statement is required to be filed with respect to any Tax which is subject to indemnification under Section 2.9 or this Section 2.13, Borrower shall notify such Indemnitee of such requirement and either file such report, return or statement and send a copy of such report, return or statement to such Indemnitee or, where Borrower is not permitted to file such report, return or statement or such Indemnitee has in writing notified Borrower that it intends to file such report, return or statement itself, Borrower shall prepare and deliver such report, return or statement to the Indemnitee no later than thirty (30) Business Days prior to the time such report, return or statement is to be filed.

(d) Payment. Borrower shall pay any Tax for which it is liable pursuant to this Section 2.13 in immediately available funds directly to the appropriate Governmental Authority or, upon written demand of an Indemnitee, to such Indemnitee, but in no event shall such payment be required to be made more than five (5) Business Days prior to the date such Tax is due. Such Indemnitee shall promptly forward to Borrower any notice, bill or advice in the nature of a notice or bill received by it concerning any Indemnified Tax; provided, however, failure to provide any such notice, bill or advice shall not relieve Borrower of its obligations hereunder

(except to the extent described in Section 2.13(b)(ii)). As soon as practical after each payment of any Indemnified Tax by Borrower directly to any Governmental Authority, Borrower shall furnish such Indemnitee with the original or a certified copy of a receipt for Borrower’s payment of such Tax or such other evidence of payment of such Tax as is reasonably acceptable to such Indemnitee.

(e) Forms and Cooperation. Each Lender agrees that it will (i) take all actions reasonably requested by the Borrower in writing that are consistent with applicable legal and regulatory restrictions to maintain all exemptions, if any, available to it from withholding Taxes (whether available by treaty or existing administrative waiver) and (ii) otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under Section 2.9 or 2.13; provided, however, that in each case, any out-of-pocket cost relating to such action or cooperation requested by the Borrower shall be borne by the Borrower and no Lender shall be required to take any action that it determines in its sole good faith discretion, may be adverse in any respect to it and not indemnified to its satisfaction.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13, it shall, so long as no Material Default or Event of Default shall be continuing, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. All indemnities, obligations and payments contemplated in this Section 2.13 shall survive and remain in full force and effect, notwithstanding the expiration or termination of this Agreement and the payment of the Loan and all other amounts payable hereunder and under the Notes.

2.14 Illegality.

If at any time as a result of any Change in Law occurring after the date hereof it becomes, or becomes apparent that it will become, unlawful or prohibited for any Lender to make or maintain the Loan or its participation in the Loan or to carry out all or any of the other obligations under the Basic Agreements to which it is party or to charge or receive interest at the rates applicable (such an event being referred to as a “Relevant Event”), then such Lender shall promptly serve notice of such fact on the Agent and the Borrower, together with an opinion of independent legal counsel confirming that a Relevant Event has occurred or is about to occur. If the opinion of independent legal counsel is that (a) the Relevant Event has come into effect or (b) the Relevant Event will come into effect, and the Borrower, the Agent and such Lenders have been unable to mitigate pursuant to Section 2.7 or accomplish a directed sale pursuant to Section 2.8 after exercising reasonable commercial efforts, then in the case of either (a) or (b) the Commitment of such Lender shall terminate and the Agent may declare the portion of the Loan made by such Lender to be immediately due and payable on the date set forth for such payment in such notice or the date of the Relevant Event, whichever is later to occur, and the Borrower shall prepay such portion of the Loan, together with interest thereon, any and all amounts owing pursuant to Section 2.10 hereof in respect of such prepayment, and all other amounts due hereunder. If the opinion of independent legal counsel is that the Relevant Event will not come into effect within twenty-one days after the notice given by such Lender to the Agent and the Borrower in accordance with this Section 2.14, the portion of the Loan made by such Lender shall be due and payable prior to the Relevant Event taking effect, unless such Lender’s portion of the Loan is transferred pursuant to Section 2.8 on or before the date set forth for such payment.

2.15 Mutilation, Destruction, Loss or Theft. If a Note shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request and at the expense of the relevant Lender execute and deliver to such Lender, in replacement thereof, a new Note in the same face amount, with the same designation and dated the same date as the Note so mutilated, destroyed, lost or stolen. If the Note being replaced has become mutilated, such Note shall be surrendered to the Borrower. If the Note being replaced has been destroyed, lost or stolen, the holder of such Note shall furnish to the Borrower such security or indemnity as may reasonably be required by the Borrower to save it harmless and evidence reasonably satisfactory to the Borrower of the destruction, loss or theft of such Note and the ownership thereof, provided, however, that if the holder of such Note is an initial Lender, the written undertaking of such holder to indemnify the Borrower shall be sufficient security and indemnity.

2.16 Registration. The Agent, acting solely for this purpose as agent for the Borrower, shall maintain at its office a register for the purpose of registering transfers and exchanges of the Notes. A holder of an outstanding Note, intending to transfer such outstanding Note to a new payee or to exchange such outstanding Note for a new Note or Notes of authorized denominations, shall endorse such outstanding Note and surrender such outstanding Note at the office of the Agent together with a written request from such holder for the issuance of a new Note or Notes, specifying the name and address of the new payee or payees and any other documentation reasonably required by the Agent. Promptly upon receipt of such documents, the Agent shall deliver to the Borrower a new Note or Notes of the same designation, in the same aggregate original face amount, dated the same date or dates as the surrendered Note, in such denomination or denominations as such holder may request and registered in the name of and payable to such payee or payees as shall be specified in the written request from such holder, and promptly upon receipt, the Borrower shall execute and return to the Agent such new Note or Notes. Every Note presented or surrendered for registration of transfer or exchange shall be accompanied by a Transfer Certificate duly executed by the holder thereof and the new payee or payees and such transfer shall comply with the terms of Section 7.6. The Agent shall make a notation on each new Note of the amount of all payments of principal previously made on the surrendered Note or Notes with respect to which such new Note is issued and the date to which interest on such surrendered Note or Notes has been paid. Neither the Borrower nor the Agent shall be required to effect a transfer or exchange any surrendered Note as above provided during the period of five (5) Business Days preceding any Payment Date. Each of the Agent and the Borrower may deem and treat the Person in whose name any Note shall have been issued and registered as the absolute owner and holder of such Note for the purpose of receiving payment of all amounts payable by the Borrower with respect to such Note and for all other purposes, and shall not be affected by any notice to the contrary.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan; provided that no Lender shall have any obligation to disclose all or any portion of the participant register (including the identity of any participant or any information relating to a participant’s interest in the Loan) to any Person except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the participant register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a participant register.

Section 3. Conditions.

3.1 Conditions Precedent to Advance. The agreement and obligation of each Lender to make its portion of the Loan to the Borrower on the Advance Date are subject to the satisfaction (or waiver by the Agent, which waiver shall be in writing and signed by the Agent) of the following conditions precedent:

(a) Basic Agreements. The Agent shall have received each of the Basic Agreements, duly authorized, executed and delivered by each of the parties thereto and in full force and effect, in each case in form and substance reasonably satisfactory to the Agent;

(b) Borrowing Notice. The Agent shall have received the Borrowing Notice pursuant to Section 2.2;

(c) Insurance Certificates. Such Lender, if applicable, shall have received an opinion of Willis and the Agent shall have received independent insurance broker’s certificates, each in form and substance reasonably satisfactory to the Agent, relating to the Aircraft evidencing maintenance of insurance in compliance with the Lease and Section 5.14, naming the Agent, the Security Trustee and the Lenders as additional insureds and, to the extent contemplated by AVN67B, the Security Trustee as loss payee;

(d) Undertakings. The Agent shall have received an insurance broker’s letter of undertaking, in form and substance reasonably satisfactory to the Agent;

(e) Organizational Documents. The Agent shall have received a certificate of a director or an officer or a secretary of each of the Borrower, the Borrower Parent and the Guarantor attaching (i) a duly executed incumbency certificate of the relevant Person in form and substance reasonably satisfactory to the Agent, (ii) a true and correct copy of the resolutions of the Board of Directors or other competent authority of the relevant Person with respect to the due authorization of the transactions contemplated by this Agreement and the other Basic Agreements to which such Person is a party, as well as designating named individuals to execute this Agreement and such other Basic Agreements, certified by a director or an officer or a secretary of such Person and such resolutions shall be in full force and effect and shall not have been amended, modified or rescinded, and, in the case of the Borrower, resolving that the Borrower elects that the Cape Town Law apply to it generally; (iii) a true and correct copy of the organizational documents of such Person and such organizational documents shall be in full force and effect, (iv) a true and correct copy of the bylaws (or comparable organizational document) of such Person and such bylaws (or comparable document) shall be in full force and effect, and (v) if applicable, a good standing certificate for such Person in the relevant jurisdiction of organization.

The Agent shall have also received evidence in form and substance reasonably satisfactory to the Agent to verify the signatures of the statutory directors of the Lessee Guarantor who executed the Lease Guarantee;

(f) No Conflict. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve the Agent or any Lender in any violation of, any Requirement of Law or Contractual Obligation of the Lessee, the Lessee Guarantor, the Borrower, the Borrower Parent or the Guarantor;

(g) Opinions of Counsel. The Agent shall have received each of the following legal opinions and memorandum, in each case in form and substance reasonably satisfactory to the Agent, addressed to the Agent, the Security Trustee and the Lenders and dated as of the Advance Date: (i) the opinion of in-house counsel to the Guarantor, (ii) the opinion of Conyers, Dill & Pearman (Cayman) Limited, special Cayman Islands counsel to the Borrower, (iii) the opinion of Hughes, Hubbard & Reed LLP, special New York counsel to the Borrower, the Borrower Parent and the Guarantor, (iv) the opinion of Bird & Bird, special Belgian counsel, (v) the opinion of Conyers, Dill & Pearman (British Virgin Islands), special British Virgin Islands counsel to the Borrower Parent, (vi) the memorandum of Bird & Bird, special Dutch counsel, (vii) the opinion of Morris James, special Delaware counsel to the Security Trustee, and (viii) the opinion of Milbank, Tweed, Hadley & McCloy LLP, special English counsel to the Lenders;

(h) Approvals and Consents. The Agent shall have received a copy, certified as true and correct by a director or an officer or a secretary of each of the Borrower, the Borrower Parent and the Guarantor, of each approval and consent, if any, of any governmental or other regulatory authorities in Belgium, the Cayman Islands, the British Virgin Islands, as the case may be, or any other applicable country or place, which are necessary for the execution, delivery and performance of each of the Basic Agreements by each of the parties thereto, the performance of the transactions contemplated thereby and the validity of the Security Interests or a confirmation from the Borrower that no such approval or consent is required;

(i) No Security Interests. The Agent shall have received evidence reasonably satisfactory to the Agent that the Aircraft and all other Collateral is the property of the Borrower or the Borrower Parent, as applicable, in each case free and clear of any and all Security Interests and adverse claims or rights except Permitted Liens, and that the Security Trustee has, or will on the Advance Date have, a first priority perfected Security Interest therein (subject only to such Permitted Liens);

(j) Approvals, Filings, Registrations and Recordings. The Agent shall have received evidence, which evidence shall be in form and substance reasonably satisfactory to the Agent, of the granting of the approvals, and the completion of the filings, registrations and recordings (and the payment of any fees in connection therewith) listed on Schedule II and neither the aircraft registry maintained by the Aviation Authority nor the International Registry shall contain any registrations relating to the Airframe or either Engine not contemplated hereunder;

(k) No Defaults. No Default, Event of Default, Lease Event of Default or Total Loss (or an event which with the passage of time would become a Total Loss) shall have occurred or unrepaired damage to the Aircraft in an amount in excess of $1,000,000 exists;

(l) No Actions or Proceedings. No action or proceeding shall have been instituted nor shall any governmental action be threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority that would have a material adverse effect on the ability of the Borrower, the Borrower Parent or Guarantor to perform their respective obligations under the Basic Agreements;

(m) No Material Adverse Change. There shall not have been, in the reasonable opinion of the Agent, any change in the financial condition or the business operation of the Guarantor from that existing on September 30, 2013 which would have a material adverse effect on the ability of the Guarantor to perform its obligations under the Basic Agreements;

(n) Representations and Warranties. The representations and warranties made by each of the Borrower, the Borrower Parent and the Guarantor in this Agreement and/or each other Basic Agreement to which it is a party shall be true and correct on the date hereof and as of the Advance Date and the Agent shall have received a certificate of an officer of each of the Borrower, the Borrower Parent and the Guarantor to such effect;

(o) Fees and Expenses. The Borrower shall have paid all expenses of the Agent and such Lender payable pursuant to Section 7.5, any commitment fees payable pursuant to Section 2.1 and all fees set forth in the Fee Letter payable on or prior to the Advance Date;

(p) Additional Documents. The Agent shall have received such further documents, instruments and agreements as the Agent shall reasonably request at least three Business Days before the Advance Date in connection with the transactions contemplated by the Basic Agreements (and any such document, instrument or agreement shall be in form and substance reasonably satisfactory to the Agent);

(q) Financial Statements. The Agent shall have received from the Guarantor its annual audited consolidated financial statements for the year ending December 31, 2012 and its most recent quarterly unaudited financial statements; provided however, that this condition shall be deemed satisfied to the extent such financial statements are publicly available through LIVEDGAR, the Guarantor’s website or other reasonable means;

(r) Change in Law. There shall not have been enacted, adopted, promulgated or otherwise issued, since the date of this Agreement, any Requirement of Law which would impose upon the Agent or such Lender any material obligation, fee, liability, loss, cost, expense or damage in connection with the performance by the Agent or such Lender of its obligations hereunder or under any other Basic Agreement;

(s) Sale and Lease Documents. The Lease shall not have been amended in any material respect without the prior written consent of the Agent between the date of this Agreement through the Advance Date and shall be in full force and effect. The Lease shall provide for the payment of Rental in an amount and on each date sufficient to pay the principal of and interest on each of the Loan and the Junior Loan. The Agent shall have received copies of the Transaction Documents and any and all amendments or supplements thereto and the Declaration of Joint and Several Liability. The Agent shall be satisfied with the arrangements regarding the transfer of title to the Aircraft from the Prior Owner to the Borrower, the novation of the Lease and the release of the security granted by the Prior Owner;

(t) Collateral Lease Assignment. The Lessor shall have duly executed each Notice of Assignment and each relevant party shall have duly executed the Acknowledgment of Assignment under the Lease Security Assignment;

(u) Purchase Price. The Borrower shall have received both the proceeds of the Junior Loan and a contribution from the Borrower Parent in an aggregate amount sufficient to pay to the Prior Owner all amounts owing with respect to the Aircraft which are not financed hereunder, and the Borrower shall have paid or caused to be paid all such amounts to the Prior Owner on the Advance Date;

(v) Use of Proceeds. Such Lender shall be satisfied that the proceeds of the Loan are being used to acquire the Aircraft from the Prior Owner;

(w) Cape Town Interests. The Agent shall have received all documents and instruments necessary or advisable (including “priority search certificates” (as defined in the Cape Town Treaty) for the Airframe and each Engine) to ensure the validity and priority of any “contract of sale” (as defined in the Cape Town Treaty), International Interests and assignments of International Interests created by or arising in connection with the transaction contemplated herein;

(x) Process Agent. The Agent shall have received evidence of the acceptance of the appointment of the process agent pursuant to Section 7.12, Clause 17.4 of the Lease Security Assignment and Clause 19.3 of the Account Security Agreement; and

(y) No Material Adverse Change. With respect to each Lender there shall have been no material adverse change (since the date of this Agreement and prior to the time the Fixed Interest Rate has been determined hereunder) in such Lender’s relevant domestic or international loan, capital or other credit market(s) that has a material adverse effect on the ability of such Lender to fund its portion of its Loan (it being understood and agreed that the ability to fund shall not take into account the cost of any funding arrangement for such Lender).

Section 4. Representations and Warranties.

4.1 Representations and Warranties of the Borrower. In order to induce the Lenders to enter into this Agreement and to make the Loan hereunder, the Borrower hereby represents and warrants to the Lenders, as of the date hereof and as of the Advance Date, that:

(a) No Default or Total Loss. No Default or Event of Default has occurred or will occur solely as a result of the consummation of the transactions contemplated hereby. To the best of the Borrower’s knowledge, no Material Lease Default, no Lease Event of Default and no Total Loss or event which, with the passage of time, would become a Total Loss, has occurred.

(b) Litigation. No litigation, arbitration or administrative proceeding or claim is presently in progress or pending or, to the best of the Borrower’s knowledge, threatened against (or involving) the Borrower which could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under any of the Basic Agreements. To the best of the Borrower’s knowledge, no litigation, arbitration or administrative proceeding or claim is presently in progress or pending or threatened against (or involving) the Lease, the Aircraft, any of the other Collateral or the transactions contemplated hereby or by any of the other Basic Agreements.

(c) State of Organization; Location. The full and correct name of the Borrower is “MSN 37138 Ltd.” The Borrower is an exempted company under the laws of Cayman Islands and shall not change its jurisdiction of organization or in any event be “located” (for purposes of the Uniform Commercial Code in effect in the State of New York) in any jurisdiction other than the one in which it is located as of the date of this Agreement without the prior written consent of the Agent.

(d) Security Documents. Except for (i) the execution and delivery of each of the Security Documents, (ii) the registration of the Aircraft in the name of the Borrower with the aircraft registry of the Aviation Authority, (iii) the registrations to be made with the International Registry with respect to the “contract of sale” (as defined in the Cape Town Treaty) of the Aircraft, (iv) the filings and registrations to be made as set forth on Schedule II hereto, and (v) the Borrower’s election that the Cape Town Law apply to it generally, no further action is necessary upon making the Loan hereunder in order to establish and perfect (to the extent such establishment and perfection is governed by the laws of New York, the British Virgin Islands, the Cayman Islands, Belgium or the United States) the Security Trustee’s first priority security interest in the Aircraft, the Lease and the other Collateral as against any creditors (other than as to creditors mandatorily preferred by law) of and purchasers from the Borrower or the Borrower Parent.

(e) Title to Aircraft. On the Advance Date, the Borrower represents and warrants that Borrower has such title to the Aircraft as was conveyed to it by Prior Owner, free and clear of all Lessor Liens attributable to the Borrower (other than (i) the Security Interest granted by the Borrower in favor of the Security Trustee pursuant to the Security Agreement and the Local Mortgage, and (ii) the rights of the Lessee under the Lease).

(f) Existence; Compliance with Law. The Borrower has the power and authority, and the legal right, to conduct the business in which it is currently engaged, is in compliance with its organizational documents and to the best of the Borrower’s knowledge, is in compliance in all material respects with all Requirements of Law applicable to it.

(g) Powers and Authorizations. The Borrower has the power and authority to make, deliver and perform the transactions contemplated in the Basic Agreements to which it is a party. Except as the same may have been obtained prior to the Advance Date (and copies of which will be provided by the Borrower to the Agent prior to the Advance Date), no consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the borrowing hereunder or with the execution, delivery, or performance by the Borrower, or the validity or enforceability against the Borrower of the Basic Agreements to which the Borrower is a party, except filings in order to perfect the Security Interests created by the Security Documents and other steps as contemplated by Section 4.1(d). This Agreement has been, and each other Basic Agreement to which the Borrower is to be a party will be, duly authorized, executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Basic Agreement to which the Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(h) No Legal Bar. The execution, delivery and performance of this Agreement, the other Basic Agreements to which the Borrower is a party and the performance of its obligations hereunder and thereunder will not violate any Requirement of Law or Contractual Obligation of the Borrower or the organizational documents of the Borrower and will not result in, or require, the creation or imposition of any Security Interest other than the Security Interests contemplated by the Security Documents on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(i) Securities Laws. Neither the Borrower nor anyone authorized by the Borrower to act on behalf of the Borrower has directly or indirectly offered any interest in the Notes to, or solicited any offer to acquire the same from, anyone in violation of any Requirement of Law, and no Responsible Officer of Borrower has knowledge of any such offer or solicitation.

(j) Taxes. The Borrower has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it.

(k) Anti-Money Laundering. The Borrower is acting in connection with this Agreement and each other Basic Agreement for its own account.

(l) Cape Town. The Security Agreement is intended to be, and does constitute, an “agreement” (as defined in the Cape Town Law). At the time of the execution of the Security Agreement, the Borrower is a Cayman Entity (as defined in the Cape Town Law) which has made an election in writing pursuant to clause 3(2) of the Cape Town Law that the Cape Town Law shall apply to it generally, and has the power to “dispose” of the Airframe and each Engine in accordance with the terms of the Security Agreement. The Airframe and the Engines constitute “aircraft objects” (as defined in the Cape Town Law) and have been accurately described in the Security Agreement by manufacturer’s name, model designation and manufacturer’s serial number.

(m) Improper Payment. None of the officers, directors, employees and/or agents of any Borrower Person have offered, given, insisted on, received or solicited any illegal payment or illegal advantage to influence the action of any person with respect to any transaction contemplated by the Basic Agreements.

(n) Complete Documents. The Borrower has delivered to the Agent true and complete copies of the Transaction Documents and any and all amendments or supplements thereto.

(o) Indebtedness and Business Activity. The Borrower has not incurred any debt or other obligation or liability or engaged in any business or activity other than as contemplated by the Basic Agreements.

(p) Tax Status. The Borrower is a foreign corporation that is disregarded for United States federal income taxation. The Borrower, and its regarded foreign parent, are not, and never have been, engaged in a trade or business in the United States within the meaning of Section 884(f) of the Code.

Section 5. General Covenants. So long as the Commitment has not been terminated, any Loan remains outstanding and unpaid or any other amount is owing to any Lender hereunder or under any other Basic Agreement, the Borrower hereby agrees that (provided that except where otherwise expressly provided, no such Person shall have any liability or obligation in respect of any covenant or agreement undertaken by any other Person under this Section 5):

5.1 Notices. The Borrower shall furnish to the Agent:

(a) promptly upon a Responsible Officer of the Borrower becoming aware of the same, notice of the occurrence of any Default, Event of Default, Material Lease Default, Lease Event of Default or Total Loss; and

(b) promptly upon a Responsible Officer of the Borrower becoming aware that the same is threatened or pending and immediately after so becoming aware of the commencement thereof, notice of all litigation or administrative or arbitration proceedings before or of any Governmental Authority or of any other event which in each case the Borrower reasonably believes materially adversely affects the Lease, the Aircraft or any of the other Collateral; and

(c) promptly after receipt thereof by a Responsible Officer of the Borrower copies of any sublease permitted under the Lease, and all other notices and other communications received in connection with the Lease and all payments thereunder which in each case the Borrower reasonably believes materially and adversely affects the Lease, the Aircraft or any of the other Collateral.

For the avoidance of doubt, unless an Event of Default shall have occurred and be continuing, neither the Agent nor any Lender shall contact directly or otherwise have any direct dealings with the Lessee. If a Responsible Officer of the Borrower has given the Agent notice of a Material Lease Default pursuant to Section 5.1(a), the Borrower shall consult with the Agent as to whether notice of such Material Lease Default shall be given to the Lessee.

5.2 Payments Under the Lease

(a) The Borrower agrees to direct the Lessee to make all payments to be made by it under the Lease, including all Rentals and all Supplemental Rentals (due and payable under the Lease from and after the Advance Date), directly to the Lease Receivables Account or the Maintenance Reserves Account, as applicable, but in each case excluding any Excluded Payments. The Borrower agrees that, should it receive any such payments or any proceeds for or with respect to the Collateral or as the result of the sale or other disposition thereof (other than payments or proceeds properly received in accordance with the Basic Agreements), it shall hold such payments or proceeds in trust for the benefit of the Lenders and shall promptly forward such payments or proceeds to the Lease Receivables Account or in accordance with the Security Trustee’s instructions.

(b) Other than with respect to Excluded Payments, the Borrower shall not be entitled to, and hereby waives any right it may have, to set off any obligation owed by Lessee under the Lease against any obligation owed by the Borrower to the Lessee.

(c) At the request of the Agent, the Borrower and the Agent shall discuss in good faith a relocation of the Lease Receivables Account and the Maintenance Reserves Account to another financial institution acceptable to the Borrower and the Lenders, and, if the Borrower agrees to such a relocation, the Borrower, such financial institution and the Security Trustee shall enter into an account security agreement in substantially the form of the Account Security Agreement.

5.3 Concerning the Lease.

(a) The Borrower agrees to [*] and shall take reasonable steps to [*] that relate to the [*] (including without limitation [*]) in accordance with [*].

(b) Notwithstanding anything to the contrary herein or [*], the Borrower agrees not to (i) [*] (in each case other than with respect to [*]), which, in case of [*] would have a material adverse effect on [*], unless it shall have obtained the prior written consent of [*] (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) [*] without the prior written consent of [*] (such consent not to be unreasonably withheld, conditioned or delayed) except that no such consent shall be required for the [*] (A) [*], (B) [*], or (C) [*].

(c) The Borrower shall not [*] except (a) [*] (provided that [*]) or (b) [*].

(d) Unless required to do so pursuant to [*] (with respect to [*]), the Borrower agrees not to [*] without the prior written consent of [*] (acting on instructions of [*]) (such consent not to be unreasonably withheld or delayed).

(e) For purposes of [*] (or any similar provision [*]), the Borrower agrees that [*] and in the event the Borrower shall not [*]. Any such [*] pursuant to this Section 5.3(e) shall be [*], provided, however, [*].

(f) The Borrower agrees to provide [*] with [*] then in the possession of the Borrower [*] (so long as [*]) as to [*].

(g) The Borrower shall, upon request of [*] ([*]), provide [*].

5.4 Merger or Consolidation.

The Borrower may not consolidate with or merge with any other Person or convey, lease or transfer its properties and assets substantially as an entirety to any Person.

5.5 No Security Interest. The Borrower agrees not to create, incur, assume or suffer to exist (or to allow or permit the Borrower Parent to create, incur, assume or suffer to exist) any Lessor Lien on the Aircraft or any of the other Collateral (other than the Lessor Liens constituted by the Security Documents and the Basic Agreements or as otherwise consented to in writing by the Agent), and shall promptly take any and all necessary action, at its own expense, to remove and release any such Lessor Lien and shall promptly reimburse and indemnify the Collateral, and each other party to any of the Basic Agreements, for any loss incurred as a result of any such Lessor Lien.

5.6 Transfers.

Except to the Lenders, the Agent or the Security Trustee, as contemplated by the Basic Agreements, the Borrower shall not assign or otherwise transfer any of its right, title and interest in and to the Aircraft, the Lease, or any other part of the Collateral, except as otherwise permitted pursuant to the terms hereof and the terms of the other Basic Agreements, without the prior written consent of the Agent (acting on instructions of all Lenders).

5.7 Further Assurances; Cape Town. From time to time the Borrower agrees that it will, at the cost of the Borrower, perform all such acts, execute, acknowledge and deliver all such instruments and make all filings and recordings in all jurisdictions, including, without limitation, all filings of continuation statements and registrations of any International Interest (and any assignment and/or subordination thereof) arising in relation to the Basic Agreements, the Aircraft and/or any Engine at the proper filing office or the International Registry, as applicable, as it shall be reasonably requested by the Agent to do or execute for the purpose of fully carrying out and effectuating this Agreement and the other Basic Agreements and the intent hereof and thereof and reasonably assuring the title to and the validity, perfection and first priority of the Security Interest on the Collateral created thereby.

5.8 Compliance With Laws. The Borrower shall comply with all Requirements of Law applicable to it in connection with the transactions contemplated by this Agreement and the ownership of the Aircraft and its other properties and assets.

5.9 Reports.

(a) The Borrower shall provide to the Agent no later than 180 days after the end of the relevant fiscal year the audited (if available) or unaudited financial statements (in the English language) of the Guarantor, the Borrower and, if available under the Lease, the Lessee Guarantor and the Lessee; provided however that this covenant shall be deemed satisfied to the extent such financial statements are publicly available through LIVEDGAR, such Person’s website or other reasonable means.

(b) The Borrower shall promptly on the request of any Lender supply to such Lender any documentation or other evidence regarding any Borrower Person party to a Basic Agreement with such Lender that is reasonably required by such Lender (whether for itself or on behalf of any prospective new Lender) to enable such Lender or prospective new Lender to carry out and be satisfied with the results of all applicable identification checks that a Lender is obliged to carry out in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer (“Applicable KYC Checks”); provided that a transferor Lender shall first provide any prospective new Lender with any such documentation previously furnished to it by any Borrower Person.

(c) The Borrower will promptly submit to the Agent such information and documents as the Agent may reasonably request in order to comply with its obligations to prevent money laundering and to conduct ongoing monitoring of the business relationship with the Borrower. The information and documents to be submitted include, but are not limited to:

(i) such information and documents as may be necessary in order to establish and verify the identity of the economic beneficiary (wirtschaftlich Berechtigter) – within the meaning of section 1 (6), Money Laundering Act (Gesetz über das Aufspüren von

Gewinnen aus schweren Straftaten (Geldwäschegesetz)) – including, but not limited to, information regarding the Borrower’s shareholder structure and the identity of the person(s) exercising control of the Borrower; and

(ii) information on the existence (if any) and nature of any involvement of a politically exposed person (politisch exponierte Person) – within the meaning of section 6 (2) 1, Geldwäschegesetz – in the Borrower’s affairs.

The Borrower will promptly notify the Agent of any changes, of which it has actual or constructive knowledge, relating to any of the foregoing.

(d) The Borrower will not, will ensure that the other Borrower Persons, will not, and will ensure that the directors, employees and/or the agents of the Borrower or of any Borrower Person will not, offer, give, insist on, receive or solicit any illegal payment or illegal advantage to influence the action of any person with respect to any transaction contemplated by the Basic Agreements.

(e) The Borrower shall promptly provide the Agent with copies of the financial statements, notices, reports and other information received under Clause 14.4 of the Lease and the comparable provisions of any other Lease, provided however, that this condition shall be deemed satisfied to the extent such financial statements are publicly available through LIVEDGAR, Lessee’s website or other reasonable means.

5.10 Maintenance of Status. The Borrower shall at all times (a) preserve and maintain in full force and effect its existence (to the extent within its control) and its qualification to do business in each jurisdiction in which the conduct of its business requires such qualification, and (b) obtain and maintain in full force and effect all consents, approvals, licenses and franchises applicable to it that are required at any time in connection with the registration and ownership of the Aircraft and its other properties and businesses.

5.11 Lessor Liens.

The Borrower covenants and agrees that it will promptly, at its own expense, take such action as may be necessary to duly discharge any Lessor Lien (other than the Security Interests created pursuant to the Security Documents or the Basic Agreements, or as otherwise consented to in writing by the Security Trustee) attributable to or caused by it with respect to any or all of the Collateral.

5.12 Additional Indebtedness. The Borrower agrees that it will not incur any debt or other obligation or liability, open any account or engage in any business or activity other than as contemplated by the Basic Agreements.

5.13 Compliance with Organizational Documents. The Borrower agrees to comply with its organizational documents and not to amend, modify or supplement (or cause to be amended, modified or supplemented) any provision of, terminate or otherwise change any provision of its organizational documents in any manner which would materially and adversely affect the Lenders unless it shall have obtained the prior written consent of the Agent.

5.14 Insurance Matters. The Borrower shall ensure that from the Advance Date through and including the date of the repayment in full of the Loan the Aircraft is insured in accordance with the terms of the Lease, except that for purposes of this sentence the term “Agreed Value” when used therein shall mean an amount equal to 110% of the then outstanding principal amount of the Loan (it being understood that the Borrower shall be entitled to obtain insurance in addition to the insurance currently maintained by the Lessee in order to comply with the requirements of this Section 5.14). From and after the termination of the Lease through and including the date of the repayment in full of the Loan, the Borrower shall procure and maintain, with insurers of internationally recognized responsibility, (i) all risk ground and flight aircraft hull, war risk and hijacking insurance, (ii) all risk physical loss or damage insurance and (iii) aircraft third party, property damage, baggage, cargo and mail and general third party (includes products) legal liability insurance (including war and allied risks), in each case in form and substance reasonably satisfactory to the Agent, it being understood that insurance complying with the requirements set forth in the Lease shall be reasonably satisfactory to the Agent. The Borrower shall ensure that all insurance policies required under this Section 5.14 shall name each of the Borrower, the Lenders, the Agent, the Security Trustee and their respective successors and permitted assigns and their respective affiliates, officers, directors, employees and agents as additional insured and the Security Trustee as loss payee. The Borrower shall use reasonable efforts to procure that, from the Final Maturity Date to the second anniversary of the Final Maturity Date, any lessee leasing the Aircraft from the Borrower names the Agent and each Lender as an additional insured on its insurance policy in respect of the Aircraft.

5.15 Taxes. The Borrower shall timely file or cause to be filed all of its Tax returns and reports required to be filed and shall timely pay all of its Tax liabilities except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with applicable generally accepted accounting principles. The Borrower will not engage in a trade or business in the United States within the meaning of Section 884(f) of the Code.

5.16 Subordination. The Borrower will procure that any obligations owed by it to another Borrower Person or an Affiliate of such Borrower Person shall at all times be subject and subordinate to the rights of the Secured Parties under the Basic Agreements.

5.17 No Prejudice of Interest. The Borrower will not, and will procure that each of the Borrower Parent and the Guarantor does not, take any action or knowingly omit to take any action which has or is likely to have a material adverse effect on the right, title and interest of the Borrower, the Borrower Parent, the Guarantor or any Secured Party in relation to the Aircraft, the Insurances, any Basic Agreement or any other part of the Collateral (in each case otherwise than as expressly contemplated by the Basic Agreement to which it is a party).

5.18 Remarketing.

(a) Upon the commencement of the Remarketing Period [*], the Borrower shall either (i) [*], or (ii) [*].

(b) At any time [*], the Borrower shall [*]. The costs of [*] shall be borne by [*].

(c) Within sixty (60) days after a Remarketing Period commences, the Borrower shall [*]. If the Borrower’s [*], the Borrower shall [*]. During any Remarketing Period, the Borrower shall [*].

(d) A “Remarketing Transaction” will be [*]. If a Remarketing Transaction is not [*].

(e) Notwithstanding anything to the contrary in [*], the Borrower may [*] (acting upon instructions of [*]) such consent not to be unreasonably withheld or delayed, provided, however, that [*] shall not be entitled [*].

(f) For any [*], the Borrower shall (i) [*], (ii) [*],

(iii) [*], (iv) [*], (v) [*], and (vi) [*]. Prior to [*], the parties hereto shall [*].

(g) The Borrower may not [*] without the consent of [*] unless (i) [*] or (ii) [*].

5.19 Accounts.

The Borrower shall retain and shall cause the Account Bank to retain all funds received into the Lease Receivables Account and the Maintenance Reserves Account in such accounts and shall distribute, or cause the distribution of, funds standing to the credit of (i) the Lease Receivables Account solely to satisfy its obligations under this Agreement and the Junior Loan Agreement on each Payment Date in the priority set forth in Section 3.1 of the Security Agreement and the balance, if any, of such funds remaining thereafter in accordance with clause “fourth” thereof, and (ii) the Maintenance Reserves Account to make payments from time to time with respect to the Borrower’s obligations under Paragraph 5 of Schedule 6 (Release of Supplemental Rental) of the Lease, to apply such amounts as otherwise contemplated or required by the Lease and to otherwise apply such amounts in the Borrower’s discretion; provided that following an Event of Default that is continuing, the terms of the Account Security Agreement and the Security Agreement shall control the distribution of funds standing to the credit of the Lease Receivables Account and the Maintenance Reserves Account.

Section 6. Events of Default

6.1 Events of Default. If any of the following events (which shall constitute an “Event of Default” hereunder and a “default” for purposes of Article 11 of the Cape Town Convention) shall occur and be continuing:

(a) the Borrower fails to pay to the Agent or any Lender (i) any principal of or interest on the Loan on the due date therefor and such amount remains outstanding for three (3) Business Days after such due date or (ii) any other amount due hereunder (including, without limitation, the expenses of the Security Trustee, the Agent and the Lenders payable pursuant to Section 7.5 hereof) or under any of the other Basic Agreements on the due date therefor and in any case such amount remains outstanding for ten (10) Business Days after such due date or the date of receipt of any demand (if payable on demand); or

(b) the Borrower fails to maintain, or procure the maintenance of, insurances as required or, for any reason, the same have been cancelled, terminated, are not renewed or otherwise cease to be in full force and effect;

(c) the Borrower, the Guarantor or the Borrower Parent fails to observe or perform any of its obligations or covenants (other than the obligations mentioned in paragraphs (a) and (b) above) under this Agreement or under any of the other Basic Agreements and such failure, if capable of being remedied, is not remedied within thirty (30) Business Days after notice from the Agent to the Borrower, the Guarantor or the Borrower Parent, as the case may be, requiring such remedy except for the undertakings contemplated in Sections 5.3(b)(i), 5.3(d), 5.4, 5.6, 5.13, 5.16, 5.18(e) and 5.18(g), in which case no grace period shall be applicable; or

(d) any representation or warranty which is made by the Borrower, the Guarantor or the Borrower Parent in or in connection with this Agreement or any of the other Basic Agreements to which it is a party proves to have been incorrect in any material respect as and when made and such incorrectness, if capable of being remedied, is not remedied within sixty (60) days after notice from the Agent to the Borrower, the Guarantor or Borrower Parent, as the case may be, requiring such remedy; or

(e) (i) the Borrower, the Guarantor or the Borrower Parent shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, court protection, administration, arrangement, adjustment, winding-up, liquidation, examinership, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, administrative receiver, trustee, examiner, custodian, judicial custodian, trustee in bankruptcy, compulsory manager, administrator or other similar official for it or for all or any substantial part of its assets, or the Borrower, the Guarantor or the Borrower Parent shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, the Guarantor or the Borrower Parent any case, proceeding or other action of a nature referred to in subsection (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower, the Guarantor or the Borrower Parent any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower, the Guarantor or the Borrower Parent shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in subsection (i), (ii), or (iii) above; or (v) the Borrower, the Guarantor or the Borrower Parent shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) any of the Security Documents is repudiated by the Borrower, the Guarantor or the Borrower Parent and/or ceases to constitute a valid, enforceable and duly perfected first priority Security Interest (subject only to Permitted Liens) on the Collateral therein identified and such is not remedied within ten (10) Business Days; or

(g) an “Event of Default” or similar event under the Junior Loan Agreement, either Related Junior Loan Agreement or either Related Senior Loan Agreement shall have occurred and be continuing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (e) above, automatically the Commitment shall immediately terminate, and the Loan hereunder (with accrued interest thereon), Prepayment Compensation, Liquidity Breakage, Swap Breakage Losses and all other amounts owing under this Agreement and the Notes shall immediately become due and payable and (B) if such event is any other Event of Default, the Agent, if instructed by the Majority Senior Lenders, shall declare the Commitments to be terminated, whereupon the Commitments shall immediately terminate, and declare the Loan hereunder (with accrued interest thereon), Prepayment Compensation, Liquidity Breakage, Swap Breakage Losses and all other amounts owing under this Agreement and the Notes to be due and payable whereupon the same shall immediately become due and payable. In addition to the foregoing, if any Event of Default shall occur, subject to the terms of the Security Documents and this Agreement, the Security Trustee, the Agent and the Lenders may exercise (or cause the exercise of) all rights and remedies provided for under the Security Documents and the other Basic Agreements and applicable law. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 7. Miscellaneous.

7.1 Amendments and Waivers. Neither this Agreement nor any terms hereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. Any such waiver and any such amendment, supplement or modification shall be in writing and executed by the parties hereto. No waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. No previous course of dealing between the parties hereto shall serve to waive or prejudice the rights of the Security Trustee, the Agent or any Lender hereunder or under any of the Basic Agreements.

7.2 Notices and Accounts. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy) and sent by personal delivery, certified or registered mail (postage prepaid), reputable overnight courier or telecopy and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made upon receipt thereof (which, in the case of a telecopy, shall be deemed to be the time of receipt by the sender of a confirmation report that all pages of the telecopy transmission were properly transmitted; provided, however, that if the telecopy was transmitted later than 5:30 p.m., the recipient’s local time, the telecopy shall be deemed to have been received on the succeeding Business Day), addressed as follows or in the case of any Lenders, the address indicated to Agent in writing, or to such other address as may be hereafter notified by the respective parties hereto and any future holder of the Notes:

The Borrower:	MSN 37138 Ltd. c/o Codan Trust Company (Cayman) Limited Cricket Square, Hutchins Drive, PO Box 2681 Grand Cayman KY1-1111, Cayman Islands Attention: The Directors Fax: [*]

with a copy to:	AAWW International 2 Inc. c/o Atlas Air, Inc. 2000 Westchester Avenue
Purchase, New York 10577 Attention: [*] Fax: [*]

The Agent:	BNP Paribas 787 Seventh Avenue New York, New York 10019
Attention: Aviation Finance Group Fax: [*]

7.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

7.5 Payment of Expenses and Taxes. Regardless of whether or not the transactions contemplated hereby are consummated, the Borrower agrees (subject, in each case, to any fee arrangements) (a) to pay or reimburse the Security Trustee, the Agent and the Lenders for all of its reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Basic Agreements and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, any and all filing or recordation fees, the fees of the insurance advisor and the reasonable fees and disbursements of counsel to the Security Trustee, the Agent and the Lenders and of special Belgian, Dutch, Cayman Islands and British Virgin Islands counsel, (b) to pay or reimburse the Security Trustee, the Agent and the Lenders for all of its reasonable out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement and the other Basic Agreements requested by the Borrower or another Borrower Person, including without limitation, the reasonable fees and disbursements of counsel to the Security Trustee, the Agent and the Lenders and of special Belgian, Dutch, Cayman Islands and British Virgin Islands counsel, (c) to pay or reimburse the Security Trustee, the Agent and the Lenders for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Basic Agreements and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Security Trustee, the Agent and the Lenders, (d) to pay, indemnify, and hold the Security Trustee, the Agent and the Lenders harmless for, from and against any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Basic Agreements and any such other documents requested by the Borrower or another Borrower Person, (e) to pay all costs and expenses of establishing and maintaining the Borrower and (f) to pay all costs and expenses expressed to be payable by the Borrower in the Local Mortgage.

The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder. Unless otherwise specifically provided herein, such expenses shall be paid by wire transfer of immediately available funds to the Agent and the relevant Lender as soon as reasonably practicable, but in any event within 10 days after the Agent’s or such Lender’s request for such reimbursement or payment.

7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender, all future holders of the Notes and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations under this Agreement and/or the other Basic Agreements without the prior written consent of the Lenders. It is understood and agreed that each Lender may, upon prior written notification to the Borrower, but without the consent (prior or otherwise) of the Borrower, assign or otherwise transfer or participate all or any portion of its right, title and interest in and to this Agreement (including the Loan and the Notes) and the other Basic Agreements pursuant to a Transfer Certificate; provided, however, that without the prior written consent of the Borrower (i) no Lender may make such an assignment, transfer or participation to any Competitor, (ii) each such assignment, transfer or participation of the Loan shall be in an amount in excess of $5,000,000, (iii) there shall be no more than nine (9) different Lenders for the Loan and each Related Senior Loan at any point in time (and each of the Senior Lenders hereby agrees that if it does not fully assign, transfer or participate its portion of the Loan and the Related Senior Loans, such Senior Lender shall only be permitted to assign, transfer or participate its portion of the Loan and the Related Senior Loans to a maximum of two (2) other Persons in accordance with this Section 7.6), and (iv) no Lender may assign or transfer its obligation to make its Commitment under this Agreement. The Borrower shall comply, at the relevant Lender’s expense, with all reasonable requests of such Lender in connection with any such assignment or other transfer or participation, including, without limitation, the execution of all consents and amendments in a form reasonably acceptable to the Borrower and the other party or parties thereto and the making of any and all registrations and filings reasonably required by such Lender. Notwithstanding the foregoing, (i) no assignment hereunder will be effective until recorded by the Agent on the register maintained by the Agent pursuant to Section 2.16 hereof, and (ii) the Borrower shall not be required to pay any greater amount hereunder (including, but not limited to, any amounts payable in respect of Taxes under Sections 2.9 and 2.13) than the assignor Lender was entitled to hereunder, based on the laws, regulations, rules and other requirements in effect at the time of such assignment or other transfer or grant of a participation. No Lender may transfer or assign any Loan or any interest therein if such transfer contravenes the provisions of any law, governmental rule or regulation, including without limitation the Securities Act, ERISA or the Internal Revenue Code. Each Lender may at any time pledge or assign a security interest in all or any portion of its rights hereunder, under the Notes and under the other Basic Agreements to a member of the European Central Bank or the Federal Reserve Bank.

On the date upon which an assignment or transfer takes place pursuant to the foregoing provisions, the assignee or transferee shall pay to the Agent for its own account a fee of US$5,000, it being understood that the Agent shall have no recourse to any party to the Basic Agreements (other than to such assignee or transferee) for the payment of such fee and the Agent may waive such fee in its sole discretion.

7.7 Counterparts. This Agreement may be executed in any number of separate counterparts, but all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Integration. This Agreement represents the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Basic Agreements.

7.10 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

7.11 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE PARTIES HERETO HEREBY (i) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT; (ii) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT; (iii) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING OR THAT THE VENUE OF SUCH ACTION OR PROCEEDING IS IMPROPER; AND (iv) AGREES THAT A FINAL (NON-APPEALABLE) JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR IMPAIR ANY PARTY’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

7.12 Service of Process. The Borrower hereby irrevocably designates and appoints Atlas Air Worldwide Holdings, Inc., whose offices are currently located at 2000 Westchester Avenue, Purchase, New York 10577, as its authorized agent for receipt of service of process in any suit, action or proceeding arising from or in connection with this Agreement or any Security Document. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

7.13 Indemnification for Judgment Currency. Each reference in this Agreement to any currency (the “Contractual Currency”) is of the essence. To the extent permitted by applicable law, the obligations of each of the parties in respect of any amount due under this

Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the Contractual Currency that the party entitled to receive that amount may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which that party receives the payment. If the amount in the Contractual Currency that may be so purchased for any reason falls short of the amount originally due, the party required to make the payment shall pay such additional amounts, in the Contractual Currency, as may be necessary to compensate for the shortfall. Any obligation of that party not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

7.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Basic Agreements; and

(b) neither the Agent nor any Lender has any fiduciary relationship to the Borrower , and the relationship between the Lenders, on the one hand, and the Borrower, on the other hand, is solely that of creditors and debtor.

7.15 Performance by Lender of the Borrower’s Obligations. If the Borrower fails to perform or comply with any of its agreements contained herein, the Agent may, but shall have no obligation or duty to, itself perform or comply, or otherwise cause performance or compliance, with such agreement, and any and all out-of-pocket expenses of the Agent incurred in connection with such performance or compliance, together with interest thereon at the Default Rate, shall be payable by the Borrower to the Agent on demand and shall constitute Secured Obligations secured by the Security Agreement and the other Security Documents.

7.16 Confidentiality. The Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements hereof in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound business and banking practices and in any event may make disclosure to such of its respective affiliates, officers, directors, employees, agents and representatives as need to know such information in connection with the Loan. If any Lender is otherwise a creditor of the Borrower or a Borrower Person, such Lender may use the information in connection with its other credits. Any Lender may also make disclosure reasonably required by a bona fide offeree or assignee (or participant), or as required or requested by any governmental authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors and shall require any such offeree or assignee (or participant), its accountants, lawyers and other advisors to agree (and require any of them to agree) to comply with this Section 7.16. In no event shall the Agent or any Lender be obligated or required to return any materials furnished to it by the Borrower or another Borrower Person. Anything herein to the contrary notwithstanding, each party hereto (and each parties’ employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions underlying this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 8. Appointment of Agent

8.1 Notice of Event of Default. In the event that a Responsible Officer of the Agent shall have received written notice of an Event of Default or a Lease Event of Default, the Agent shall give prompt written notice thereof to the Lenders. The Agent shall take such action, or refrain from taking such action, with respect to such Event of Default (other than with respect to the exercise of any rights or remedies under the Security Documents) as the Agent shall be instructed in writing by the Majority Senior Lenders or all of the Lenders, as applicable.

8.2 Action upon Instructions.

(a) Subject to the terms of the Security Agreement and Sections 8.1 and 8.3 hereof, upon the written instructions at any time and from time to time of the Majority Senior Lenders (unless otherwise specified), the Agent shall take such actions (including the following actions) as may be specified in such instructions: (i) exercise such election or option, or make such decision or determination, or give such notice, consent, waiver or approval or exercise such right, remedy or power or take such other action hereunder as shall be specified in such instructions; and (ii) take such other action in respect of the subject matter of this Agreement as is consistent with the terms hereof.

(b) Subject to the terms of the Security Documents, if any Event of Default shall have occurred and be continuing, on request of the Majority Senior Lenders, the Agent shall exercise such remedies under the Lease and/or the other Security Documents as shall be specified in such request. The Agent agrees to provide to the Lenders and the Borrower concurrently with such exercise by the Agent, notice of such exercise by the Agent; provided that the failure to give any such notice does not affect the validity of such exercise; and provided further that the Agent shall not incur any liability if it fails to give such notices.

8.3 Indemnification. The Agent shall not be required to take any action or refrain from taking any action under Section 8.1 (other than the first sentence thereof) or 8.2 unless the Agent shall have been indemnified against any liability, cost or expense (including, without limitation, counsel fees) which may be incurred in connection therewith. The Agent shall not be under any obligation to take any action under this Agreement and nothing contained in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers hereunder or thereunder unless it shall have received an indemnity reasonably satisfactory to it from the Lenders (including, without limitation, for the advancement of funds by it) against such risk or liability. The Agent shall not be required to take any action under Section 8.1 (other than the first sentence thereof) or 8.2, nor shall any other provision of this Agreement be deemed to impose a duty on the Agent to take any action, if the

Agent shall have been advised by counsel that such action is contrary to the terms hereof or is otherwise contrary to applicable law or that the Agent might be subject to liability claims through such action.

8.4 No Duties Except as Specified in this Agreement or Instructions.

The Agent shall not have any duty or obligation to take or refrain from taking any action under, or in connection with, this Agreement, except as expressly provided by the terms of this Agreement or the Security Agreement or as expressly provided in written instructions from the Majority Senior Lenders as provided in this Agreement; and no implied duties or obligations shall be read into this Agreement or the Security Agreement against the Agent.

8.5 Notices, Etc. The Agent shall deliver to each Lender, as soon as practicable upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements, opinions and other instruments received by it in connection with or under or pursuant to this Agreement, to the extent that the same shall not have been required to be furnished pursuant thereto to such Lender.

8.6 Appointment of Agent; Acceptance of Duties. Each Lender hereby designates BNP Paribas, acting through its New York Branch, as the Agent to act as specified herein, it being understood that in no case shall the Agent be obliged to act without written instructions from the Majority Senior Lenders except as otherwise set forth herein or in any other Basic Agreement which shall be in sufficient detail and which the Agent will have no obligation to verify. The Agent accepts the duties hereby created and applicable to it and agrees to perform the same but only upon the terms of this Agreement. The Agent shall not be answerable or accountable under any circumstances, except for its own willful misconduct or gross negligence. The Agent shall not be deemed a trustee for any Lender for any purpose.

8.7 Absence of Duties. Except in accordance with written instructions furnished pursuant to Section 8.1 or 8.2 hereof, and except as provided in, and without limiting the generality of, Sections 8.3 and 8.4 hereof, the Agent shall have no duty (i) to see to any recording or filing of any document, or to see to the maintenance of any such recording or filing, (ii) to see to any insurance on the Aircraft, whether or not the Lessee shall be in default in respect thereto, (iii) to confirm, verify or inquire into the failure to receive any financial statements or any other certificates, notices or correspondence, or (iv) to inspect the Aircraft at any time or ascertain or inquire as to the performance or observance of any of the Lessee’s covenants under the Lease with respect to the Aircraft.

8.8 No Segregation of Moneys. No moneys paid to or retained by the Agent pursuant to any provision hereof and not then required to be distributed to any Lender or the Borrower as provided in the Security Agreement need be segregated in any manner except to the extent required by law, and may, except as aforesaid, be deposited under such general conditions as may be prescribed by law, and the Agent shall not be liable for any interest thereon; provided that any payments received or applied hereunder or under the Security Agreement by the Agent shall be accounted for by the Agent to the same extent as the Agent has received prior written notice (which may include telecopy advice of the source and amount of funds being wired to it) so that any portion thereof paid or applied pursuant hereto shall be identifiable as to the source thereof.

8.9 Reliance; Agent; Advice of Counsel. The Agent shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. As to the aggregate unpaid principal amount of Loan outstanding as of any date, the Agent may for all purposes hereof rely on a certificate signed by any Responsible Officer of a Lender. As to any fact or matter relating to the Lessee, the manner of ascertainment of which is not specifically described herein, the Agent may for all purposes hereof rely on a certificate, signed by a duly authorized representative of the Lessee, as to such fact or matter, and such certificate shall constitute full protection to the Agent for any action taken or omitted to be taken by it in good faith in reliance thereon. The Agent shall assume, and shall be fully protected in assuming, that the Borrower is authorized to enter into this Agreement and to take all action pursuant to the provisions hereof, and shall not be required to inquire into the authorization of the Borrower with respect thereto. In discharging its duties hereunder, the Agent may execute any of the powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may, at the expense of the Collateral, consult with counsel, accountants and other skilled persons to be selected and retained by it, and the Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the written advice or written opinion of any such counsel, accountants or other skilled persons.

8.10 Resignation of Agent; Appointment of Successor.

(a) The Agent or any successor thereto may resign at any time without cause by giving at least 30 calendar days’ prior written notice to the Borrower and the Lenders, such resignation to be effective only upon the acceptance of the agency by a successor Agent. In addition, the Majority Senior Lenders may at any time remove the Agent with cause by an instrument in writing delivered to the Borrower, each other Lender and the Agent, such removal to be effective upon the acceptance of the agency by the successor Agent. In the case of the resignation or removal of the Agent, the Majority Senior Lenders may appoint a successor Agent by an instrument signed by the Majority Senior Lenders and, so long as no Event of Default shall have occurred and be continuing, in consultation with the Borrower. If a successor Agent shall not have been appointed within 30 days after such notice of resignation or removal, the Agent, the Borrower or any Lender may apply to any court of competent jurisdiction to appoint a successor Agent to act until such time, if any, as a successor shall have been appointed as above provided. The successor Agent so appointed by such court shall immediately and without further act be superseded by any successor Agent appointed as above provided.

(b) Any successor Agent, however appointed, shall execute and deliver to the Borrower and to the predecessor Agent an instrument accepting such appointment, and thereupon such successor Agent, without further act, shall become vested with all the estates, properties, rights, powers and duties of the predecessor Agent hereunder with like effect as if originally named the Agent herein; but nevertheless upon the written request of such successor Agent, the predecessor Agent shall execute and deliver an instrument transferring to such successor Agent all the estates, properties, rights and powers of such predecessor Agent, and such predecessor Agent shall duly assign, transfer, deliver and pay over to such successor Agent all moneys or other property then held by such predecessor Agent hereunder.

(c) Any successor Agent, however appointed, shall be a bank or trust company organized and existing under the laws of the United States, Canada, Switzerland or a member state of the European Union having a combined capital and surplus of at least $150,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Agent hereunder upon reasonable or customary terms.

(d) Any entity into which the Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any entity to which substantially all the agency business of the Agent may be transferred, shall be the Agent under this Agreement without further act.

8.11 Applicable KYC Checks. Each Lender must promptly upon the Agent’s request supply to the Agent any documentation or other evidence that is reasonably required by the Agent to carry out and be satisfied with the results of all Applicable KYC Checks.

Section 9. Broker’s Commission. The transaction contemplated hereby is being entered into without benefit of a broker. Should any Person assert any claim against the Borrower, the Agent or any Lender for fees or commissions by reason of any alleged employment to act as a broker for any of the Borrower, the Agent or any Lender in regard to this transaction, the party for which said person claims to have acted shall defend, indemnify, and hold harmless the other parties from and against all claims, demands, liabilities, damages, losses, judgments and expenses of every kind (including attorneys’ fees) incurred by, arising out of or relating to said claim.

* * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its duly authorized representative as of the day and year first above written.

MSN 37138 LTD.,
as Borrower

By:
Name:
Title:

BNP PARIBAS, as Agent and Lender

By:
Name:
Title:

By:
Name:
Title:

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, as Lender

By:
Name:
Title:

By:
Name:
Title:

NORDDEUTSCHE LANDESBANK GIROZENTRALE,
as Lender

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and agreed as to Section 2.2 of this Agreement.

WILMINGTON TRUST COMPANY,
as Security Trustee

By:
Name:
Title: